As filed with the Securities and Exchange Commission on February 1, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________________________________________

WINRAISE GROUP, INC.

(Name of small business issuer in its charter)

______________________________________________

Delaware	2650	74-2275623
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Rm. 411, Kam Hon Industrial Building

8 Wang Kwun Road, Kowloon Bay, Hong Kong

Special Administrative Region of

The People’s Republic of China

(852) 2757-5891

(Address and telephone number of principal executive

offices and principal place of business)

Terry Y.L. Ng, Financial Controller

Rm. 411, Kam Hon Industrial Building

8 Wang Kwun Road, Kowloon Bay, Hong Kong

Special Administrative Region of

The People’s Republic of China

(852) 2757-5891

(Name, address and telephone number of agent for service)

Copies to:

Scott Bartel, Esq. John P. Yung, Esq. Bullivant Houser Bailey PC 1415 L Street, Suite 1000 Sacramento, California 95814 Telephone: (916) 930-2500

Approximate date of proposed sale to the public:

From time to time after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act, registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of shares to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	100,000	$5.00(1)	$500,000	$19.65
Total	100,000	$5.00(1)	$500,000	$19.65

(1)	Estimated solely for the purpose of calculating the registration fee.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act” or the “Act”) or until the registration statement shall become effective on such date as the Securities and Exchange Commission (“SEC”), acting pursuant to Section 8(a), may determine.

Subject to Completion, Dated February 1, 2008

PROSPECTUS

WINRAISE GROUP, INC.

100,000 shares of Common Stock

__________________________

This Prospectus relates to the sale of up to 100,000 shares of our common stock, $0.001 par value, (“Common Stock”) by the selling stockholders listed under “Selling Stockholders” on page 11. We will not receive any proceeds from the resale of any Common Stock by the Selling Stockholders.

This offering is not being underwritten. These securities will be offered for sale by the selling stockholders identified in this Prospectus in accordance with the methods and terms described in the section of this Prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of these shares. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this Prospectus. Our common stock is more fully described in the section of this Prospectus entitled “Description of Securities.”

The prices at which the selling stockholders may sell the shares of common stock that are part of this offering may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution.”

Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. There is no established public market for our common stock.

_______________________

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

__________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

__________________________

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

The date of this Prospectus is                  , 2008.

TABLE OF CONTENTS

Page
PROSPECTUS SUMMARY	1
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	4
RISK FACTORS	4
USE OF PROCEEDS	11
DETERMINATION OF OFFERING PRICE	11
SELLING STOCKHOLDERS	11
PLAN OF DISTRIBUTION	12
LEGAL PROCEEDINGS	14
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
CAPITALIZATION	18
DESCRIPTION OF SECURITIES	18
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	18
DESCRIPTION OF BUSINESS	19
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	33
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS	34
EXECUTIVE COMPENSATION AND OTHER INFORMATION	35
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	36
LEGAL MATTERS	36
EXPERTS	37
REGISTRAR AND TRANSFER AGENT	37
WHERE YOU CAN FIND MORE INFORMATION	37
WINRAISE GROUP, INC. FINANCIAL STATEMENTS AND REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FINANCIAL STATEMENTS	F-1
PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
INDEMNIFICATION OF DIRECTORS AND OFFICERS	II-1
OTHER EXPENSES AND DISTRIBUTION	II-2
RECENT SALES OF UNREGISTERED SECURITIES	II-2
EXHIBITS	II-2
UNDERTAKINGS	II-2
SIGNATURES	II-4
POWER OF ATTORNEY	II-4

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus.

The Company

WinRaise Group, Inc. (“Winraise”), through its wholly owned Hong Kong subsidiary Winraise Printing & Printing Paper Co., Ltd. (“WPPL”), is in the business of selling paper products such as packaging boxes, hangtags, shirt paper boards, paper bags, children's novelty books and puzzles, and other paper products, and commercial printing. We sell our products mainly to customers in Asia for the packaging of products exported to Europe and the United States.

Our principal office is at Room 411, Kam Hon Industrial Building, 8 Wang Kwun Road, Kowloon Bay, Hong Kong, Special Administrative Region of The People’s Rebulic of China. Our website address is: www.winraise.com.

History

Winraise, formerly TXA Acquisition Corp. (“TXA”), was incorporated as a Delaware corporation on October 13, 2000 in connection with the reorganization of its parent, Super Shops, Inc. (“Super Shops”), which was originally incorporated in July 13, 1990 under the laws of the State of Texas. In September 1997, Super Shops and its affiliated debtor entities filed a petition in bankruptcy under Chapter 11 of U.S. Bankruptcy Code. The plan of reorganization contemplated that Super Shops reincorporate into the State of Delaware and that all unsecured creditors receive shares of the reorganized Super Shop's common stock pursuant to Section 1145(a) of the Bankruptcy Code. In addition, upon Super Shops emergence from its Chapter 11 bankruptcy case, all shares of its common stock issued and outstanding as of the date of the bankruptcy filing were cancelled, as were all liens, securities interests, encumbrances and other interests. In July 27, 2000, Super Shop's plan of reorganization was approved by the U.S. Bankruptcy Court for the District of California and on July 31, 2000, Super Shops emerged from bankruptcy in which unsecured creditors and holders of certain administrative claims, representing a total of 982 persons or entities, received an aggregate of 400,808 shares of common stock in Super Shops in satisfaction of their claims. In addition, under the plan of reorganization, Super Shops is obligated to issue an additional 99,192 shares of common stock to creditors and holders of certain administrative claims upon resolution of disputed claims under the plan of reorganization. In October 2000, Super Shops completed its reincorporation into the state of Delaware on October 2000 and changed its name to TXA Acquisition Corp.

Share Exchange Transaction

TXA did not become engaged in the printing and sale of paper products until January 2003. Before the closing of our share exchange transaction in January 2003, we were a shell company with nominal assets and operations, whose sole business was to identify, evaluate and investigate various companies with the intent that, if such investigation warranted, a business combination be negotiated and completed pursuant to which we would acquire a target company with an operating business with the intent of continuing the acquired company’s business. We entered into an Share Exchange Agreement, dated December 22, 2002, and amended on April, 2003 (the “Exchange Agreement”) with Cityful Limited (“Cityful”), Well Team Trading Limited (“Well Team”), Art Hall Limited (“Art Hall”), Dragon

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City Investment Limited. (“Dragon”), and Sun Chan Limited (“Sun Chan”), the owners of 100% of the capital shares of Winraise Printing & Printing Paper Company Limited (collectively the “WPPL Shareholders). The closing of the Exchange Agreement occurred on December 22, 2002 in which TXA acquired all of WPPL capital shares (the “WPPL Shares”) from the WPPL Shareholders, and in exchange, on January 3, 2003, TXA issued 4,500,000 shares of TXA's common stock, or approximately 90% of the then outstanding shares of TXA's common stock.

As a result of the closing of the Exchange Agreement, WPPL became the wholly owned subsidiary of TXA and became TXA's sole operational business. In addition TXA changed its name to WinRaise Group, Inc. The exchange transaction, for accounting and financial reporting purposes, is deemed to be a recapitalization of WPPL with Winraise being the legal survivor and WPPL being the accounting survivor and the operating entity. Therefore, the historical financial statements of WPPL are the financial statements of TXA, now Winraise.

In connection with the share exchange transaction, WPPL engaged PacificNet Ventures Limited to act as a financial advisor for WPPL in connection with the exchange transaction. At the closing of the Exchange Agreement, PacificNet was paid an advisory fee of $400,000.

The Offering

Common Stock outstanding as of December 31, 2007	4,900,808
Common Stock offered by the Selling Stockholders	100,000
Use of Proceeds	We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders

Selected Consolidated Financial and Operating Data

The following table sets forth certain summary financial data. The summary statements of operations data for the fiscal years ended December 31, 2005 and December 31, 2006 have been derived from our audited consolidated financial statements, which are included elsewhere in this Prospectus. The summary balance sheet data as of December 31, 2005 and December 31, 2006 have been derived from our audited consolidated financial statements, which are included elsewhere in this Prospectus. The summary statement of operations data for the nine months ended September 30, 2006 and 2007 and the summary of consolidated balance sheet data as of September, 2007 are unaudited is included elsewhere in this Prospectus. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for such period. The results of operations for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2007 or any future period.

You should read the following information with the more detailed information contained in “Management's Discussion and Analysis and Plan of Operation,” and our financial statements and accompanying notes included elsewhere in this Prospectus.

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Consolidated Statements of Operations Data:	Nine month ended September 30		December 31, Year Ended
	2007	2006	2006	2005
	(Unaudited)		(Audited)
Operating Revenue	$2,869,047	$2,783,021	$3,771,085	$3,370,656
Cost of Sales	(1,924,089)	(2,179,382)	(2,972,652)	(2,383,526)

Gross Profit	$944,958	$603,639	$798,433	$987,130

Operating expenses
Selling, General and administrative	$ 739,602	$ 588,141	$ 840,062	$ 789,595
Depreciation	125,915	38,813	81,070	14,413
Provisions for bad debts	102	-	-	119,644

Operating income (loss)	$ 79,339	($ 23,315)	($ 122,699)	$ 63,478

Net income (loss)	$ 73,314	($ 36,787)	($ 150,804)	$ 49,824

Basic net income (loss) per share	$0.01	($0.01)	($0.03)	$0.01

Weighted average number of common shares outstanding	4,900,808	4,900,808	4,900,808	4,900,808

	September 30,	December 31,
Consolidated Balance Sheets:	2007	2006	2005
	(unaudited)	(Audited)

Total current assets	$ 1,059,532	$ 1,073,729	$ 1,248,992
Total property, plant and equipment, net	679,676	800,606	127,208
Total assets	1,739,208	1,874,335	1,376,200
Total current liabilities	$ 902,797	$ 898,986	$ 646,700
Total Long-Term Liabilities	526,805	739,057	342,404
Total stockholders' equity	$ 309,606	$ 236,292	$ 387,096
Total liabilities and stockholders' equity	$ 1,739,208	$ 1,874,335	$ 1,376,200

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including “believes,” “considers,” “intends,” “expects,” “may,” “will,” “should,” “forecast,” or “anticipates,” or the equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements. We wish to caution readers to consider the important factors, among others, that in some cases have affected, and in the future could affect, our actual results and could cause actual consolidated results for future fiscal years to differ materially from those expressed in any forward-looking statements made by us or on our behalf. These factors include without limitation, our ability to obtain capital and other financing in the amounts and at the times needed, changes in domestic and international business and economic conditions, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, and other risk factors listed from time to time in our Securities and Exchange Commission reports, including in particular the factors and discussions below under the heading “Risk Factors”.

The risks described below are the ones we believe are most important for you to consider, but these risks are not the only ones that we face. If events anticipated by any of the following risks actually occur, our business, operating results and/or financial condition could suffer and the market price of our Common Stock and the value of your investment could decline.

RISK FACTORS

Investment in our Common Stock involves risk. You should carefully consider the risks described below before deciding to invest. Our business, financial condition and results of operations could be affected materially and adversely by any of the risks discussed below and any others not foreseen. The market price of our Common Stock could also decline due to any of these risks, in which case you could lose part or all of your investment. In assessing these risks, you should also refer to the other information included in this Prospectus, including our consolidated financial statements and the accompanying notes. This discussion contains forward-looking statements.

RISKS ASSOCIATED WITH OUR BUSINESS

We subcontract approximately 70% of our products from a related party.

WPPL subcontracts approximately 70% of its products from Lucky Channel Industrial Ltd., a company incorporated under the laws of Hong Kong, with a printing and manufacturing plant in Shenzhen, China (“Lucky Channel”). Mr. Raymond Chiu, a “control person” of Winraise within the meaning of the Rule 12b-2 under the Exchange Act of 1934, as amended (“Exchange Act”), owns 85% of the common shares of Lucky Channel and Wai Chuen Ying, our chief executive officer, director and beneficial owner of approximately 23% of our common stock, owns the other 15% of Lucky Channel.

Although Lucky Channel is controlled by Messrs. Chiu and Ying, there can be no assurances that we will be able to continue our relationship with Lucky Channel. Our inability to continue our relationship with Lucky Channel or an interruption in the facility’s production could have a material adverse effect on our ability to meet our contractual obligations with customers and our ability to enter into new contracts or attract new customers.

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Our business is subject to seasonality which may cause our operating results to fluctuate.

Our business traditionally slows down during January and February due to the Chinese New Year holiday. During the holiday season, when people in People's Republic of China (“PRC” or “China”) traditionally take extended vacations, orders from our customers in Asia may decrease, and our contract manufacturing facility closes its Shenzhen factory for two weeks. As a result, we have experienced, and expect to continue to experience, a substantial decline in revenues in the first quarter of our first fiscal quarter. See “Management's Discussion and Analysis or Plan of Operations.”

We currently depend on one major supplier.

We depend primarily on a production plant owned by Lucky Channel to manufacture our products for our customers. Our inability to continue our relationship with Lucky Channel or an interruption in the facility’s production could have a material adverse effect on our ability to meet our contractual obligations with customers and our ability to enter into new contracts or attract new customers. Additionally, under our service contract, Lucky Channel may terminate the agreement with six months notice to us. We cannot assure you that if we lose our relationship with Lucky Channel, we would be able to continue manufacturing our products without a material adverse effect on our business, financial condition or results of operations.

The market in which we compete is highly competitive and fragmented.

The paper products industry in greater China is highly fragmented. Little official information exists on the number and size of printing companies in the PRC, but we believe that numerous companies operate in our market. The barriers to entering the paper products industry in the PRC are low. We expect competition will persist and intensify in the future, with pricing, quality and turnaround time being the key competitive factors in our industry. Additionally, certain of our larger competitors with greater resources than we have are currently expanding their operations in an attempt to gain pricing advantages through economies of scale.

We have a very small internal marketing team.

To generate new customers, we rely on referrals from customers who were introduced to us by our executive management. Our management team is primarily responsible for managing our day- to-day business operations and may be unable to devote significant time to marketing our business to potential new customers. We currently employ only four full-time sales representatives, and a number of commission-only outside sales representatives. Without a larger dedicated marketing team we may be unable to generate many new customers, both to replace existing customers that may be lost by attrition and to add new customers in order to grow.

Key employees are essential to building our customer relationships.

We are highly dependent on key employees. All of our executive officers are essential to our ability to establish and maintain relationships with our customers. Competition in our industry for executive-level personnel is strong and we can make no assurance that we will be able to hire, motivate and retain highly effective executive employees.

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Risk of Technological Obsolescence.

The Company's markets are characterized by the continuing advancement of technology. In the commercial printing industry, for example, the printing of brochures on paper has been partially replaced by electronic publishing, particularly on the worldwide web. This trend can only be expected to continue to accelerate, especially when electronic publishing becomes commonplace on cellular telephone screens and other wireless electronic devices. In the printing and manufacture of paper packaging products, newer packaging technologies may adversely impact the our growth, and environmental concerns worldwide have resulted in growing political pressure toward a reduction in packaging volume and the use of bio-degradable materials. Although we intend to adopt new technologies and raw materials as they become available and economically favorable, there can be no assurance that trends such as these may not adversely affect the future growth of its business. Accordingly, we must continuously assess new technologies and implement those that it believes will enhance its ability to serve its customers, maintain its competitive position, or both. This process of assessment is costly, and the implementation of new technologies may result in the need for significant unforeseen capital expenditures. There can be no assurance that the technologies and applications presently being or planned to be used by us will continue to remain competitive, and will not be supplanted by newer technologies that can deliver the same or similar services at significantly lower cost. If we are unable, for technological, financial or other reasons, to develop and introduce improvements to its services in a timely manner in response to changing market conditions or customer requirements, other companies may introduce services based upon new technologies first. As a result, our operating results and financial condition will be materially adversely affected.

Dependence Upon Competitive Pricing.

Most of our operations involve the sale of printing and packaging products to manufacturers of products of many kinds, who themselves operate under highly competitive market conditions. Accordingly, we believe that most of its existing and future customers are and will continue to be extremely price-sensitive. Many of our orders are awarded by informal competitive bidding procedures. To the extent that competitive bids are submitted by competitors who may be employing other technologies, operating in cheaper labor markets or with other competitive advantages, the prices that we are able to obtain for our products may be subject to economic forces and market factors substantially beyond our control. Competitive pricing pressure may reduce or eliminate our ability to operate profitably.

Severe Competition in Seeking Acquisitions.

Many other companies, hedge funds, private equity companies and other entities are actively seeking industrial acquisitions in Asia, particularly in the PRC. Such competition may make it more difficult for the Company to identify and acquire additional operating subsidiaries, and price competition may drive up the prices that it is necessary to pay for them, whether in cash or securities, making their acquisition less economically advantageous.

Risks Inherent in Foreign Operations.

Virtually all of the Company’s present and presently contemplated operations will be conducted outside of the United States. Foreign operations are generally subject to greater risks and uncertainties, which may include war and civil disturbances, labor disputes, and other factors which may limit, disrupt or interrupt our projects, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or expropriation without fair (or any) compensation, arbitrary

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taxation, limitations on the repatriation of earnings or capital, and foreign exchange controls and currency fluctuations. The impact of all of these factors upon the Company's future operations is impossible to predict with certainty (see “Risks Associated with Doing Business in Greater China” below).

Our growth and operating results could be impaired if we are unable to meet our future capital needs.

We may need to raise additional capital in the future to fund more rapid expansion, acquire or expand into new facilities, develop new product categories or enhanced services, fund acquisitions, or respond to competitive pressures. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, develop or enhance our products or services or respond to competitive pressures.

We will be subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.

We became subject to reporting and other obligations under the Exchange Act. Under these rules, among other things, we must evaluate the effectiveness of our internal controls over financial reporting. These reporting and other obligations will place significant demands on our management, administrative, operational, internal audit and accounting resources. We anticipate that we will need to upgrade our systems; implement additional financial and management controls, reporting systems and procedures; implement an internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

RISKS RELATING TO DOING BUSINESS IN HONG KONG

Adverse changes in economic and political policies of the People’s Republic of China government could have a material adverse effect on the overall economic growth of Hong Kong, which could adversely affect our business.

As described above, substantially all of our business operations are currently conducted in Hong Kong, a special administrative region in the PRC. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in Hong Kong and the PRC. The PRC’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us.

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You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in Hong Kong or China based on United States or other foreign laws against us or, our management or our control person named in the Prospectus.

We currently conduct substantially all of our operations in Hong Kong and substantially all of our assets are located in Hong Kong. In addition, all of our senior executive officers and control person reside within Hong Kong. As a result, it may not be possible to effect service of process within the United States or elsewhere outside Hong Kong upon our senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, neither the PRC nor Hong Kong have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Fluctuation in the value of the Hong Kong Dollar may have a material adverse effect on your investment.

The value of the Hong Kong dollar against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Although the exchange rate between the Hong Kong dollar and the U.S. dollar has been effectively pegged, there can be no assurance that the Hong Kong dollar will remain pegged, to the U.S. dollar, especially in light of the significant international pressure on the Chinese government to permit the free floatation of the Renminbi and the Hong Kong dollar, which could result in an appreciation of Renminbi or the Hong Kong dollar against the U.S. dollar. Our revenues and costs are mostly denominated in Hong Kong dollars, while a significant portion of our financial assets are also denominated in Hong Kong dollars. Any significant revaluation of the Hong Kong dollar may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of the Hong Kong dollar against the U.S. dollar would make any new Hong Kong dollar denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into Hong Kong dollars for such purposes.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of SARS or another epidemic or outbreak. China and Hong Kong reported a number of cases of SARS in April 2004. Any prolonged recurrence of SARS or other adverse public health developments in China or in Hong Kong may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

Changes in Hong Kong's political or economic situation could harm our operational results.

We currently conduct substantially all of our operations in Hong Kong and substantially all of our assets are located in Hong Kong. Economic reforms adopted by the Chinese governments have had positive effects on the economic development of these countries, but the governments could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

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•	Methods of allocating resources;

•	International trade restrictions; and

•	International conflict.

We may have difficulty establishing adequate management, legal and financial controls in Hong Kong.

In the past, we have not adopted a western style of management and financial reporting concepts and practices. We may have difficulty in hiring and retaining a sufficient number of qualified employees in Hong Kong to assist with this transition. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards.

RISKS ASSOCIATED WITH OUR COMMON STOCK

Stockholders will have limited input, if any, in stockholder decisions because Mr. Raymond Chiu controls stockholder decisions.

Art Hall Ltd., Cityful Ltd., Dragon City Investment Ltd., and Sun Chain Ltd. (“Majority Shareholders”) owns shares representing approximately 67% of our common stock. Mr. Raymond Chiu, has voting and investment control over the Majority Shareholders. As a result, as long as the Majority Shareholders hold a majority of our shares and Mr. Raymond Chiu maintains control over such Majority Shareholders, Mr. Raymond Chiu will effectively be able to control the composition of our board of directors and, through the board, exercise a significant influence over our management and policies. In addition, subject to our bylaws and applicable laws, Mr. Raymond Chiu, so long as he has control over the Majority Shareholders and the Majority Shareholders holds the majority of our shares, will effectively be able to determine the timing and amount of our dividend payments and approve increases or decreases of our share capital, the issuance of new securities, amendments of our Certificate of Incorporation, mergers and acquisitions and other major corporate transactions. As majority shareholder, the Majority Shareholders under the control of Mr. Raymond Chiu may be able to take these actions without your approval. In addition, the Majority Shareholders’ control could have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management that might be desirable to other stockholders.

We will incur increased costs as a result of being a public company.

Prior to this offering, the corporate governance and financial reporting practices and policies required of a publicly-traded company did not apply to us. As a public company, we will incur significant legal, accounting and other expenses that we did not directly incur in the past. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the Securities and Exchange Commission, require us to adopt corporate governance practices applicable to public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

There is no active trading market for our Common Stock.

An active trading market for our Common Stock may never develop, which may lead to increased investment risk and inability to sell your shares. Our Common Stock is not listed for trading on any

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established market and trades infrequently. We will endeavor to have our Common Stock quoted on the OTC Bulletin Board. However, we cannot provide any assurances that our Common Stock will be quoted on the OTC Bulletin Board. If there is no market for trading our Common Stock, the market price of our Common Stock will be materially and adversely affected.

Sales of certain stockholders’ shares and/or of other shares into the market could have a depressing effect on the market price of our Common Stock.

Shares purchased from the stockholders listed in this Prospectus will be immediately resalable, and sales of other restricted shares, after the applicable restrictions expire, could have a depressing effect on the market price of our Common Stock.

Our stock price may be volatile, which may result in losses to our stockholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies quoted on the Over-The-Counter Bulletin Board, the stock market in which shares of our common stock will be quoted, generally have been very volatile and have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control:

•	variations in our operating results;
•	announcements of new services or product lines by us or our competitors;
•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;
•	changes in operating and stock price performance of other companies in our industry;
•	additions or departures of key personnel; and
•	future sales of our common stock.

We do not expect to pay any dividends in the foreseeable future.

We have never paid cash dividends on our Common Stock and have no plans to do so in the foreseeable future. We intend to retain our earnings, if any, to develop and expand our exploration activities.

“Penny Stock” rules may make buying or selling our Common Stock difficult, and severely limit its market and liquidity.

Trading in our Common Stock is subject to certain regulations adopted by the SEC, commonly known as the “penny stock” rules. Our common shares qualify as “penny stocks” and are covered by Section 15(g) of the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker-dealers who sell such common shares in the aftermarket. “Penny stock” rules govern how broker-dealers can deal with their clients and with “penny stocks”. For sales of our Common Stock, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale of stock to you. The additional burdens imposed upon broker-dealers by the “penny stock” rules may discourage broker-dealers from effecting transactions in our Common Stock, which could severely affect its market price and liquidity. This could prevent you from reselling your shares and could cause the price of the shares to decline.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders. The Common Stock offered in this Prospectus is being registered for the account of the Selling Stockholders identified in this Prospectus. All of the proceeds from the sale of Common Stock will go to the respective Selling Stockholders who offer and sell their Common Stock.

DETERMINATION OF OFFERING PRICE

There is no public market for the shares, the offering price we used bears no relationship to our assets, book value or prospective earnings or any other recognized criteria of value.

SELLING STOCKHOLDERS

The following table identifies the Selling Stockholders, as of December 31, 2007, and indicates certain information known to us with respect to (i) the number of shares of Common Stock beneficially owned by the Selling Stockholders, (ii) the number of shares of Common Stock that may be offered for the Selling Stockholder’s account, and (iii) the number of shares of Common Stock and the percentage of the total outstanding Common Stock to be beneficially owned by the Selling Stockholders assuming the sale of all of the Common Stock covered hereby by the Selling Stockholders. The term “beneficially owned” means Common Stock owned or that may be acquired within 60 days. The number of shares of Common Stock outstanding for purposes of determining beneficial ownership as of December 31, 2007 was 4,900,808. Shares of Common Stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Stockholder's percentage ownership of the total outstanding shares. The Selling Stockholders may sell some, all, or none of their Common Stock. The number and percentages set forth below under “Shares Beneficially Owned After Offering” assumes that all offered shares are sold.

	Shares Beneficially Owned Prior to Offering		Shares to be Offered	Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number	Percentage	Number	Number(6)	Percentage(6)
Cityful Ltd. (1)	1,350,000	27.55%	30,000	1,320,000	26.93%
Well Team Trading Ltd. (2)	1,125,000	22.96%	25,000	1,100,000	22.45%
Art Hall Ltd. (3)	900,000	18.36%	20,000	880,000	17.96%
Dragon City Investment Ltd. (4)	675,000	13.77%	15,000	660,000	13.47%
Sun Chain Ltd. (5)	450,000	9.18%	10,000	440,000	8.98%
(1)	Winraise’s controlling shareholder, Raymond Chiu, owns 99.9% of the shares of Cityful Ltd. and has sole voting and investing control over such securities.
(2)	Winraise’s Chief Executive Officer, Wai Chuen Ying, owns 100% of the shares of Well Team Trading Ltd. and has sole voting and investing control over such securities.

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(3)

Winraise’s controlling shareholder, Raymond Chiu, owns 75% of the shares of Art Hall Ltd. and has voting and investing control over such securities; Winraise’s Financial Controller Ng Yiu Lam owns 15% of the shares of Art Hall Ltd. and has voting and investing control over such securities; Gilbert Lau owns 5% of the shares of Art Hall Ltd. and has voting and investing control over such securities; Winraise’s COO and Director Clive K. M. Wong owns 5% of the shares of Art Hall Ltd. and has voting and investing control over such securities

(4)

Winraise’s controlling shareholder, Raymond Chiu, owns 99% of the shares of Dragon City Investment Ltd. and has sole voting and investing control over such securities; and Winraise’s Director Sunny W. S. Chiu owns 1% of the shares of Dragon City Investment Ltd. and has sole voting and investing control over such securities.

(5)

Winraise’s controlling shareholder, Raymond Chiu, owns 99% of the shares of Sun Chain Ltd. and has sole voting and investing control over such securities; and Winraise’s Director Sunny W. S. Chiu owns 1% of the shares of Sun Chain Ltd. and has sole voting and investing control over such securities.

(6)	Assumes that all of the shares offered are sold and that shares owned before the offering but not offered are not sold.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this Prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
-	an exchange distribution in accordance with the rules of the applicable exchange;
-	privately negotiated transactions;

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-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
-	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
-	a combination of any such methods of sale; and
-	any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the Prospectus delivery requirements of the Securities Act.

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To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay all fees and expenses incident to the registration of the Common Stock. We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of (1) 90 days or (2) until the distribution contemplated in the Registration Statement has been completed.

LEGAL PROCEEDINGS

We are from time to time subject to other claims and litigation arising in the ordinary course of business. In the opinion of management, the ultimate outcome of claims and litigation of which management is aware will not have a material adverse effect on our consolidated financial position or results of operation.

In Re: Tiffen Company LLC. On March 7, 2006, a complaint was filed against WPPL in a Chapter 7 bankruptcy proceeding in U.S. Bankruptcy Court in the Eastern District of New York in the matter captioned In Re: The Tiffen Company, LLC, et al.. The complaint seeks to recover from WPPL $18,832 in alleged preferential payments made to WPPL by the debtor during the ninety-day period prior to the filing of the debtor's bankruptcy petition. WPPL intends to resolve this matter with Tiffen.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person and the date such person became one of our directors or executive officers. There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was elected as an executive officer.

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Person	Age	Position
Wai Chuen Ying	38	Chief Executive Officer and Director
Clive K. M. Wong (also known as Wong Ki Ming)	42	Chief Operating Officer and Director
Sunny W. S. Chiu (also known as Chiu Wai Sun)	40	Vice President - Sales and Marketing, and Director
Terry Y. L. Ng (also known as Ng Yiu Lam)	47	Financial Controller
Lawrence Cheng	45	Secretary
Raymond W. S. Chiu, (also known as Chiu Wai Shing)	38	Controlling Shareholder

Wai Chuen Ying, has served as our Chief Executive Officer and Director since 2004. Mr. Ying has over 18 years of experience in the printing and packaging industry. Since 1988, Mr. Ying has served as the General Manager at Winraise Printing & Printing Paper Company Ltd.

Clive K.M. Wong, has served as our Chief Operating Officer since 2003 and a Director since 2007. Mr. Wong is currently employed by Mr. Raymond Chiu, the controlling shareholder of Winraise. He has held various senior positions for more than 15 years and has over 7 years of experience in the printing industry. From 2001 to 2002 he was the COO at Winraise Printing & Printing Paper Company, Ltd. He earned his Bachelor degree of Science in Business Administration & Master degree of Business Administration from the Philippines School of Business Administration.

Sunny W.S. Chiu, has served as our Vice President of Sales and Marketing and as a Director since 2003. Mr. Chiu has over 18 years of experience in the printing and packaging industry. From 1998 to 2002 he was the Sales Manager at Winraise Printing & Printing Paper Company Ltd., in the printing and packaging industry.

Mr. Sunny W.S. Chiu is the elder brother of Mr. Raymond W.S. Chiu, the controlling stockholder of Winraise.

Terry Y.L. Ng, has served as our Financial Controller since 2004 and Chief Executive Officer and Director from 2004 to 2005. Mr. Ng has over 17 years of experience in administration and financial control. From 1988 to 2003 he was the Financial Controller at Winraise Printing & Printing Paper Company Ltd., in the printing industry.

Lawrence Cheng, has served as our Corporate Secretary since 2004. He has worked as a paralegal for over 20 years. From 1991 to now he served as a consultant to Winraise. In 2001, he was appointed as a director of Winraise and resigned in the same year. From 1985 to now he was a paralegal at Pansy Leung, Tang & Chua Solicitors in Hong Kong. Mr. Cheng graduated from St. Paul's College in Hong Kong, and completed the A level in law. He is not a licensed attorney.

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Control Person

Raymond Chiu, also known as Chiu Wai Shing, is the beneficial owner of approximately 64% of the shares of Winraise and is deemed a “control person” within the meaning of Rule 12b-2 under the Exchange Act. Mr. Chiu also serves as the Director at Winraise Printing & Printing Paper Company, Ltd. since 1998 and has over 20 years of experience in the printing and packaging industry. Mr. Raymond Chiu is the brother of Sunny W.S. Chiu, Vice President of Sales and Marketing and as a Director.

Audit Committee. We are not a “listed company” under SEC rules and therefore not required to have an audit committee comprised of independent directors. We do not currently have an audit committee, however, we intend to establish an audit committee of the board of directors. The audit committee’s duties will be to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of our Board of Directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2007. The information in this table provides the ownership information for:

a.        each person known by us to be the beneficial owner of more than 5%

of our common stock;

b.        each of our directors;

c.        each of our executive officers; and

d.        our executive officers, directors and director nominees as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 of the 1934 Exchange Act and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership is based on 4,900,808 shares outstanding. There are currently no outstanding options or warrants to purchase any common stock held by the persons named below.

Unless otherwise indicated, the address of each beneficial owner is c/o WinRaise Group, Inc. Rm. 411, Kam Hon Industrial Building, 8 Wang Kwun Road, Kowloon Bay, Hong Kong, Special Administrative Region of The People’s Republic of China.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned	Percent of Class of Common Stock
Officers, Directors and Control Person
Wai Chuen Ying (1)	1,125,000	22.96%
Clive K. M. Wong (also known as Wong Ki Ming)(2)	45,000	*
Sunny W. S. Chiu (also known as Chiu Wai Sun)(3)	11,250	*
Terry Y. L. Ng (also known as Ng Yiu Lam(4)	135,000	2.75%
Lawrence Cheng	0	*

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Raymond Chiu (also known as Chiu Wai Shing) (5)	3,138,615	64.04%

All Executive Officers, Directors and Control Person as a Group (6 persons)	4,454,864	90.90%

5% or Greater Shareholders
Cityful Ltd. (6)	1,350,000	27.55%
Well Team Trading Ltd. (7)	1,125,000	22.96%
Art Hall Ltd. (8)	900,000	18.36%
Dragon City Investment Ltd. (9)	675,000	13.77%
Sun Chain Ltd. (10)	450,000	9.18%

 * Less than 1%.

(1)	Wai Chuen Ying holds these 1,125,000 shares through Well Team Trading Ltd., an entity he has voting and investment controls.
(2)	Mr. Clive K.M. Wong beneficially owns 45,000 shares through Art Hall Ltd.
(3)	Mr. Sunny W.S. Chiu beneficially owns 11,500 shares through Dragon City Investment Ltd & Sun Chain Ltd.
(4)	Mr. Terry Y. L. Ng beneficially owns 135,000 shares through Art Hall Ltd.
(5)

Mr. Raymond Chui holds 1,350,000 shares through Cityful Ltd., an entity where he has voting and investment controls. He holds 675,000 shares through Dragon City Investment Ltd., an entity where he has voting and investment controls. He holds 450,000 shares through Sun Chain Ltd., an entity where he has voting and investment controls. He holds 900,000 shares through Art Hall Ltd., an entity he has investment and voting controls.

(6)	Winraise’s controlling shareholder, Raymond Chiu, owns 99.9% of the shares of Cityful Ltd. and has sole voting and investing control over such securities.
(7)	Winraise’s Chief Executive Officer, Wai Chuen Ying, owns 100% of the shares of Well Team Trading, Ltd. and has sole voting and investing control over such securities.
(8)

Winraise’s controlling shareholder, Raymond Chiu, owns 75% of the shares of Art Hall, Ltd. and has voting and investing control over such securities; Winraise’s Financial Controller Ng Yiu Lam owns 15% of the shares of Art Hall, Ltd. and has voting and investing control over such securities; Mr. Gilbert Lau owns 5% of the shares of Art Hall, Ltd., and has voting and investing control over such securities; Winraise’s COO and Director Clive K. M. Wong owns 5% of the shares of Art Hall, Ltd. and has voting and investing control over such securities.

(9)

Winraise’s controlling shareholder, Raymond Chiu, owns 99% of the shares of Dragon City Investment Ltd. and has sole voting and investing control over such securities; and Sunny W. S. Chiu owns 1% of the shares of Dragon City Investment Ltd. and has sole voting and investing control over such securities.

(10)

Winraise’s controlling shareholder, Raymond Chiu, owns 99% of the shares of Sun Chain Ltd. and has sole voting and investing control over such securities; and Sunny W. S. Chiu owns 1% of the shares of Sun Chain Ltd. and has sole voting and investing control over such securities.

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2007.

Total Liabilities	$1,429,602
Stockholders’ equity:
Common stock, $.001 par value; authorized 40,000,000 shares, issued and outstanding 4,900,808 shares	4,901
Preferred stock, $.001 par value; authorized 10,000,000 shares, issued and outstanding –0-	0
Reserved and to be issued (99,192 shares of common stock, $0.001 par value)	99
Retained earnings	304,606
Total stockholder’ equity	309,606
Total capitalization	309,606

DESCRIPTION OF SECURITIES

We are authorized by our Certificate of Incorporation to issue up to 40,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. As of September 30, 2007, there were 4,900,808 shares of common stock outstanding and no shares of preferred stock outstanding. In addition, we have reserved for future issuance 99,192 shares of common stock upon the resolution of disputed claims under the plan of reorganization.

All issued and outstanding shares of common stock are fully paid and non-assessable. Each holder of record of shares of common stock is entitled to one vote for each share so held on all matters requiring a vote of shareholders, including the election of directors. In the event of our liquidation, dissolution, or winding up, the holders of our common stock are entitled to participate in our assets available for distribution after satisfaction of and the claims of creditors.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (“DCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

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Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer existing as of the time of such repeal or modification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification

DESCRIPTION OF BUSINESS

WinRaise Group, Inc. (“Winraise”), through its wholly owned Hong Kong subsidiary Winraise Printing & Printing Paper Co., Ltd. (“WPPL”), is in the business of selling paper products such as packaging boxes, hangtags, shirt paper boards, paper bags, children's novelty books and puzzles, and other paper products, and commercial printing. We sell our products mainly to customers in Asia for the packaging of products exported to Europe and the United States.

Our History

Winraise, formerly TXA Acquisition Corp. (“TXA”), was incorporated as a Delaware corporation on October 13, 2000 in connection with the reorganization of its parent, Super Shops, Inc. (“Super Shops”), which was originally incorporated in July 13, 1990 under the laws of the State of Texas. In September 1997, Super Shops and its affiliated debtor entities filed a petition in bankruptcy under Chapter 11 of U.S. Bankruptcy Code. The plan of reorganization contemplated that Super Shops reincorporate into the State of Delaware and that all unsecured creditors receive shares of the reorganized Super Shop's common stock pursuant to Section 1145(a) of the Bankruptcy Code. In addition, upon Super Shops emergence from its Chapter 11 bankruptcy case, all shares of its common stock issued and outstanding as of the date of the bankruptcy filing were cancelled, as were all liens, securities interests, encumbrances and other interests. In July 27, 2000, Super Shop's plan of reorganization was approved by the U.S. Bankruptcy Court for the District of California and on July 31, 2000, Super Shops emerged from bankruptcy in which unsecured creditors and holders of certain administrative claims, representing a total of 982 persons or entities, received an aggregate of 400,808 shares of common stock in Super Shops in satisfaction of their claims. In addition, under the plan of reorganization, Super Shops is obligated to issue an additional 99,192 shares of common stock to creditors and holders of certain administrative claims upon resolution of disputed claims under the plan of reorganization. In October 2000, Super Shops

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completed its reincorporation into the state of Delaware on October 2000 and changed its name to TXA Acquisition Corp.

Share Exchange Transaction

TXA did not become engaged in the printing and sale of paper products until January 2003. Before the closing our share exchange transaction in January 2003, we were a shell company with nominal assets and operations, whose sole business was to identify, evaluate and investigate various companies with the intent that, if such investigation warrants, a business combination be negotiated and completed pursuant to which we would acquire a target company with an operating business with the intent of continuing the acquired company’s business. We entered in an Share Exchange Agreement, dated December 22, 2002, and amended on April, 2003 (the “Exchange Agreement”) with Cityful Limited (“Cityful”), Well Team Trading Limited (“Well Team”), Art Hall Limited (“Art Hall”), Dragon City Investment Limited. (“Dragon”), and Sun Chan Limited (“Sun Chan”), the owners of 100% of the capital shares of Winraise Printing & Printing Paper Company Limited (collectively the “WPPL Shareholders). The closing of the Exchange Agreement occurred on December 22, 2002 in which TXA acquired all of WPPL capital shares (the “WPPL Shares”) from the WPPL Shareholders, and in exchange, on January 3, 2003, TXA issued 4,500,000 shares of TXA's common stock, or approximately 90% of the then outstanding shares of TXA's common stock.

As a result of the closing of the Exchange Agreement, WPPL became the wholly owned subsidiary of TXA and became TXA's sole operational business. In addition TXA changed it name to WinRaise Group, Inc. The exchange transaction, for accounting and financial reporting purposes, is deemed to be a recapitalization of WPPL with Winraise being the legal survivor and WPPL being the accounting survivor and the operating entity. Therefore, the historical financial statements of WPPL are the financial statements of TXA, now Winraise.

In connection with the share exchange transaction, WPPL engaged PacificNet Ventures Limited to act as a financial advisor for WPPL in connection with the exchange transaction. At the closing of the Exchange Agreement, PacificNet was paid an advisory fee of $400,000.

Winraise, the Printing & Packaging Solution

Winraise Printing & Printing Paper Co. Ltd. has been established in Hong Kong since 1995. We produce packaging designs and materials that help customers promote and showcase their products. We have evolved from an “order-taking printing and packaging printer” to providing clients with more comprehensive services including design, production management and technical consultation.

Operations

The sales and marketing activities are conducted by our management team in Hong Kong, while production is conducted by contract manufacturing facilities located in Mainland China. Seventy percent of our products are manufactured by facilities owned and operated by Lucky Channel Industrial Limited, a Hong Kong corporation (“Lucky Channel”), that owns and operates a manufacturing facility located at Tong Hau Industrial Estate No. 2, Shek Ngam Town, Baoan, Shenzhen, Guangdong Province, China. Lucky Channel is under common control with the Company. Our controlling stockholder, Mr. Raymond Chiu, owns 85% of the common shares of Lucky Channel and Wai Chuen Ying, our chief executive officer, director and beneficial owner of approximately 23% of our common stock, owns the other 15% of Lucky Channel.

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Market Overview

We sell to customers in the European, American and Asian markets, which markets accounted for approximately 1%, 1% and 98% of our revenues, respectively, in past two years. Our offset printing and packaging business has experienced steady growth in both the local and the greater China markets due to the fact that multinational firms, our principal customers, have continued to outsource production to lower-cost locations in China.

Due to the China-Hong Kong SAR government’s economic policy, more and more tourists from China are allowed to come to Hong Kong. In addition, the opening of Disneyland in Hong Kong attracts tourists worldwide, stimulating domestic demand for retail products of all kinds, most of which require attractive packaging.

We will continue to benefit from this trend because of our high capacity, quality products, proper pricing, and integrated service team, and the continued support of government policies that favor economic growth.

Business Operations

Principal Products

We are primarily in the business of printing and selling of packaging boxes such as gift boxes, printed boxes, corrugated boxes, paper bags, inserts & PVC boxes; garment apparel paper trims (such as hang tags), pocket flashers (typically used for branding in the apparel industry and is scored and creased in order to fold over a waistband or pocket of pants), barcode stickers; booklets, manuals, leaflets, catalogues, brochures, and paper-printed premiums (such as paper-made ad-fans, memo pads and advertising calendars). Our services include design, material selection and guidance on and implementation of the technical aspects of packaging printing.

Beginning from design, material selection, though to every technical aspect of packaging printing, we provide a complete one-stop service to our clients.

Production

Approximately Seventy percent of our products are manufactured by facilities owned and operated by Lucky Channel. Lucky Channel’s production facilities are located in the southern part of China, which is the largest production base in the world, serving the US, European and China markets. The proximity helps us better serve its clientele in China, joint ventures with foreign investments, either exporting their products to overseas or poised at opening up the highly lucrative market for domestic sales within China. Lucky Channel’s production facilities cover approximately 73,000 square feet with a workforce that varies seasonally from over 400 to about 500 people, providing our clients with a total solution that includes pre-press, printing and post-press services.

Manufacturing and Distribution

Typically for an order, a client contacts one of our sales agents to request a quotation based on certain specifications. Once the client approves the quotation, we submit the order to a third-party production facility such as Lucky Channel. If the order involves film and color printing, we ask the production facility to prepare an output film and color proof and obtain the client’s approval before finalizing submission of the order.

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After preparing the raw materials needed, cutting paper stock to fit the printing press being used, and preparing printing plates, the production facility runs the job. If specified, a finish is applied to the product. A mold for die-cuts is then prepared and used to shape the product as specified. The production facility’s bindery then trims, scores and finishes the product as specified. Quality control checks are performed at various points along the production line, and a final quality control check is made before the finished product is packaged and shipped to a warehouse. Samples of the finished product go out to the sales agent and client. Upon their approval, the product is then shipped to the client.

Our total purchases of raw material were settled on open account with a credit period of 60 days. The manufacturing cost is also settled on an open account with a credit period of 60 days granted by Lucky Channel.

WPPL and Lucky Channel have entered into a service contract, dated 20th December, 2006, whereby Lucky Channel’s Shenzhen production plant provides printing and packaging services to WPPL as directed by WPPL. Lucky Channel’s approximately 73,000 square feet facility employs between 400 and 500 full-time skilled workers.

Under the service contract, services charges for each order are calculated based on the workmanship needed for the order. The service contract contains, among other provisions, covenants by Lucky Channel not to engage in any business which competes with or is similar to the business of WPPL, solicit orders from WPPL’s customers, or disclose trade secrets and other confidential information regarding WPPL. The service contract continues indefinitely, although either party can terminate the service contract with six months notice to the other party.

We deliver our products to customers through various shippers. Due to the small size of our shipments of products to customers, we do not operate delivery vehicles or maintain any long-term contracts with shippers. We believe that this practice is adequate for our current operations.

For products which require manufacturing capabilities that Lucky Channel does not offer, we contract with other manufacturers located in China to produce those goods. Lucky Channel’s Shenzhen facility manufactured over 70% of our products by gross sales for fiscal 2006. Our orders also accounted for 70% of Lucky Channel’s gross sales for fiscal 2006.

Customers and Markets

Our client base includes companies manufacturing and/or marketing electronics, small electrical appliances, toys, garments, consumables and giftwares. Our sales to the electronics segment, toys, garments and consumables accounted for approximately 60%, 20%, 10% and 10% of our total sales in 2006, respectively.

We have a broad customer base, which included over 100 purchasers in the fiscal year ended December 31, 2006. Our customers are located in Europe, the United States and Asia. Only two of our largest customers accounted for more than 10% of our net sales during the fiscal year ended December 31, 2006. These are Tag-It Pacific Ltd. (AMEX: TAG) at 27.36%, and Kolvin Industries Ltd., at 10.14% of our net sales, respectively. No other customer accounted for more than 10% of our net sales during that period.

The table below lists our seven largest customers by net sales for the fiscal year ended December 31, 2006 and provides a brief description of each:

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Company Name	Brand Name(s)	Description of Company
Tag-It Pacific Inc, USA	A & F/ Fubu/Guess/Pierre Cardin/Quik Silver/ Talon Zippers	US company publicly listed on the American Stock Exchange.
Kolvin Industries Ltd.	Alinco/Beurer/Fitness/Nordica/Panasonic/Revlon/ Trisa/Ufesa	OEM manufacturer of electrical massage & foot massage products for most of the worldwide famous brands.
Strongful Industries Ltd.	Fuji Film	OEM manufacturer of recording tape for Fuji.
Chesson International Co. Ltd.	Conair	Famous brand of small electrical appliances in the USA.
Rockway Industries Ltd.	Thompson/Sagem	OEM manufacturer of digital phones
T & S Industrial Co. Ltd.	Franklin/Sharp	Publicly listed on the HK Stock Exchange. OEM manufacturer of calculators for most of the worldwide famous brands.
Keysbond Ltd.	Barbie/Franklin	OEM manufacturer of hand-held data banks & other electronic products for most of the worldwide famous brands.

Customer Service

We believe that enduring business relationships with clients are achieved by providing strong customer service. Our highly skilled technical service team promptly advises and assists clients in all aspects of package format, material selection and application, beginning from design development to final processing of the packaging products.

We are one of the few printers that are equipped with an in-house consultation team to provide full technical support to its clients. Its experienced technicians are mainly responsible for analyzing and matching customers’ requirements, this activity is important for the subsequent processing of the packaging products.

Terms of Sale

We perform ongoing credit evaluations of its customers' financial condition, but generally do not require collateral to support customer receivables. The credit risk is controlled through credit approvals, limits and monitoring procedures. We establish an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other factors. Accounts receivable are charged against the allowance for doubtful accounts once all collection efforts have been exhausted. Because virtually all of our products are custom-printed and custom-fabricated to the customer’s requirements, we do not routinely permit customers to return product.

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Backlog

We generally do not have a significant backlog at any time because we maintain a short lead time from the receipt of an order to the delivery of the finished goods to the customer.

Research and Development

Historically, we have not engaged in any material research and development activities in connection with the printing business. We do not anticipate engaging in such activities in the near future.

Competition

The paper products industry is highly competitive worldwide. We compete primarily with other printing companies in Hong Kong and Southern China which use Chinese production facilities to manufacture their products. The paper products industry is highly fragmented in China. Little official information exists on the number and size of paper products companies in China, but we believe that numerous companies operate in our market. Some of our larger competitors are listed on the Hong Kong Stock Exchange, including Hung Hing Printing Company Limited, Cheong Ming Investments Limited, Beiren Printing Machinery Holdings Limited, and Chung Tai Printing Holdings Limited.

Political and Economic Climate

The PRC's economy is in a transition from a centrally-planned economy to a market-oriented economy, subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, there can be no assurance that this will be the case.

A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings.

We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

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We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business. Most of our manufacturing operations are conducted by Lucky Channel, our contract partner in the PRC and most of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. We do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our products. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Intellectual Property

We currently hold no patents, license, trademarks or franchises. We do not consider our intellectual property rights to be material to our business.

Our ability to compete successfully and to achieve future revenue growth will depend, in significant part, on our ability to operate without infringing upon the intellectual property rights of others. The legal regime in China for the protection of intellectual property rights is still at its early stage of development. Intellectual property protection became a national effort in China in 1979 when China adopted its first statute on the protection of trademarks. Since then, China has adopted its Patent Law, Trademark Law and Copyright Law and promulgated related regulations such as Regulation on Computer Software Protection, Regulation on the Protection of Layout Designs of Integrated Circuits and Regulation on Internet Domain Names. China has also acceded to various international treaties and conventions in this area, such as the Paris Convention for the Protection of Industrial Property, Patent Cooperation Treaty, Madrid Agreement and its Protocol Concerning the International Registration of Marks.

In addition, when China became a party to the World Trade Organization in 2001, China amended many of its laws and regulations to comply with the Agreement on Trade-Related Aspects of Intellectual Property Rights. Despite many laws and regulations promulgated and other efforts made by China over the years with a view to tightening up its regulation and protection of intellectual property rights, private parties may not enjoy intellectual property rights in China to the same extent as they would in many Western countries, including the United States, and enforcement of such laws and regulations in China have not achieved the levels reached in those countries. Both the administrative agencies and the court system in China are not well-equipped to deal with violations or handle the nuances and complexities between compliant technological innovation and non-compliant infringement.

Many of the packaging products that we produce bear the trade marks, trade dress or other intellectual property of our customers or of their customers or suppliers. In view of the presently unsettled nature of the PRC’s intellectual property laws, in the event of a claim that we violated the intellectual property rights of another, or aided another party in doing so, the outcome of such a proceeding or its impact upon our profitability or operations cannot be predicted with certainty. Accordingly, we might be required to devote substantial resources to defending against such claims. If we are unsuccessful in defending against such infringement claims, we may be required to pay damages, modify our products or suspend the production and sale of such products. We cannot guarantee that we will be able to modify our products on commercially reasonable terms.

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Employees

As of September 30, 2007, we had 14 full-time employees who operate out of our Hong Kong office. As set forth in the Code of Ethical Conduct recently adopted by WPPL, we are committed to providing a secure, healthy and fulfilling working environment for our staff as well as competitive remuneration packages, including medical insurance, pension funds (Mandatory Provident Fund Scheme) and other incentives which are reviewed regularly in an open and fair manner.

We also use approximately 12 sales agents, who do not work exclusively for us and are paid by commission. We have not experienced any strikes or other labor disputes that have interfered with our operations. None of our employees are covered by collective bargaining agreements. We believe that our relationship with our employees is good. Historically, we have not had difficulty hiring additional employees when needed, and we anticipate that we will continue to be able to hire additional employees as needed in connection with future growth.

Environmental Matters

We are subject to Hong Kong national, provincial and local environmental protection regulations. However, because we contract with a third party to manufacture our products, we do not have facilities or property currently subject to environmental matters that could have a material adverse effect on our financial condition, results of operations or liquidity. Historically, we have not been required to make any material expenditures in connection with our printing business to comply with environmental laws.

Government Regulation

We are not engaged in a regulated industry. However, in order to expand our business by conducting direct sales to mainland China customers to use our products in the domestic PRC market, we will either require certain business licenses to be granted by the government of the PRC, or in the alternative, transfer the corporate domicile of WPPL from Hong Kong to the PRC. Either of these actions will require a review and approval of our activities by various national and local agencies of the PRC government. There can be no assurance that the PRC government will continue to approve of our activities or grant or renew our licenses.

In the meantime, it is sometimes necessary for WPPL to export products from Lucky Channel’s plant in China to Hong Kong, and from there to re-import those products back to its customers in China for domestic use. We estimate that the need to export and then re-import these products increases its cost of these goods by about eight percent. We expect that after it obtains certain licenses or converts its legal domicile to the PRC, these strategies will no longer be necessary.

Business Development Strategies

We believe in maintaining and following a strategic plan to provide for its future growth. Key components include:

Expand Sales of Products in Our Core Business. We plan to continue with the printing and selling of packaging boxes, children’s novelty books, hangars, labels, and shirt paper boards as our core business. Our strategy includes strengthening our revenue stream, and improving our operational efficiency and production flexibility within our core business.

To maintain the Company’s competitive edge in the industry, the Company places strong emphasis on maintenance of an extensive range of high quality products, sales promotion, on-time delivery, and competitive prices.

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Customer referrals and brand-name recognition of high quality products have been the major sources of new customers since the commencement of the Company business. Accordingly, the Company believe that the most effective forms of sales promotion are the strengthening of the Company’s relationship with its existing customers, the maintenance of a high quality of production and the expansion of the product range of the Company.

Selectively Make Business Investments.  We will continue to selectively make business investments whenever suitable opportunities arise, principally in the greater China region, including those outside the paper products industry. We will utilize our directors’ expertise in financial planning and management in targeting such opportunities. We seek investment opportunities which are not capital intensive but will provide a reasonable return on investment and strong cash flows. We expect to actively participate in the management of any company in which we invest.

Outlook

For the coming fiscal year, we have to face the problem of continuous competition within the industry, the continuation of increases in the prices of raw materials and production costs. The PRC’s proposed increase of the minimum wage will affect labor costs as well. However, we are planning to closely with Lucky Channel to effect operational efficiencies to offset these increased costs in order to lower of expenses. For the long term, we will strategically focus on developing higher-margin business and exploring the new business opportunities in overseas markets.

Description Of Property

We operate our business out of facilities located in the Hong Kong Special Administrative Region of the PRC. We own a 3,000 square foot office located in a ten story building at Rm. 411, Kam Hon Industrial Building, 8 Wang Kwun Road, Kowloon Bay, Hong Kong. Kowloon Bay is a commercial and industrial district in the Eastern Kowloon section of Hong Kong. Substantially all of our activities are based in this location, which is readily accessible to transportation to local industries and to mainland China. Approximately twelve of employees work at this location, including our management and sales staff.

We have mortgaged our Kowloon Bay property to a local bank, Wing Lung Bank Ltd., for a bank facility in April 1997. The outstanding indebtedness under such bank facility was $50,641 as at September 30, 2007. We will repay the bank loan in installments of $1,061 per month, ending on April 2012. In fiscal year 2006, we paid total office management fees of $1,660 and the applicable government rate was $706 (equivalent to a Hong Kong property tax based on the rental value of the property).

We believe that our offices are adequate for our current operations.

Reports to Security Holders

We are not required to deliver annual reports to our security holders and at this time we do not intend to voluntarily send annual reports with audited financial statements to our security holders.

Once the Registration Statement is effective, then our security holders can read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our filings and the Registration Statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Except for statements of historical facts, this section contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including “believes,” “considers,” “intends,” “expects,” “may,” “will,” “should,” “forecast,” or “anticipates,” or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors.” This section should be read in conjunction with our consolidated financial statements.

The discussion and financial statements contained herein are for the fiscal years ended December 31, 2006 and 2005 and the nine months ended September 30, 2007 (unaudited). The following discussion regarding our financial statements should be read in conjunction with the financial statements included in this Prospectus.

Overview

Our revenues increased by 11% over the past year (from December 31, 2005 to December 31, 2006). The increase in revenues is attributable to increased orders received in 2006 that were originally deferred in 2005 as a result of an economic recession in Asia caused by the avian flu. Our gross profit fell as a result of the increase in cost of sales.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The estimates and assumptions are evaluated on an ongoing basis and are based on historical experience and on various other factors that are believed to be reasonable. Accounts significantly impacted by estimates and assumptions include, but are not limited to, fixed asset lives, recovery of long-lived assets and income taxes. If we had made different estimates or assumptions, our results of operations would have been affected.

Our accounting policies are fully described in Note 3 to our consolidated financial statements. The following describes the general application of accounting principles that impact our consolidated financial statements.

Cash and Cash Equivalents. Cash and cash equivalents are defined as cash on hand, deposits with banks and all highly liquid debt instruments with original maturities of three months or less.

Revenue Recognition: Revenue is recognized when it is probable that the economic benefits will flow to the Company and when the revenue and cost, if applicable, can be measured reliably.

Foreign Currency Translation: Winraise maintains its books and records in United States dollars. The books and records of WPPL are maintained in Hong Kong dollars. The financial statements of WPPL denominated in Hong Kong dollars have been translated into United States dollars. Foreign currency transactions during the year are translated, at consolidation level, into United States dollars at the market exchange rates existing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at the market exchange rates ruling at the

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balance sheet date. The translation adjustments resulting from this process is insignificant for all periods presented.

Use of Estimates: The preparation of the our financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Fair Value of Financial Instruments: The estimated fair values for financial instruments under SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the our financial instruments, which include cash, accounts receivable, accounts payable and bill payable, approximate their carrying value in the financial statements because of the short term maturity of those instruments.

Comprehensive Income: SFAS No. 130, “Reporting Comprehensive Income”, requires the presentation of comprehensive income, in addition to the existing statements of operation. Comprehensive income is defined as the change in equity during a period from transactions and other events, excluding the changes resulting from investments by owners and distributions to owners.

RESULTS OF OPERATIONS FOR NINE MONTHS ENDED SEPTEMBER 30, 2007 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006

The following table presents our consolidated statements of loss, as a percentage of sales, for the periods indicated.

For the nine months ended
	September 30, (unaudited)
	2007	2006
OPERATING REVENUE	100.00%	100.00%
COST OF SALES	67.06%	78.31%
GROSS PROFIT	32.94%	21.69%
OPERATING EXPENSES
Selling, general and administrative expenses	25.78%	21.13%
Depreciation	4.39%	1.39%
TOTAL OPERATING EXPENSES	30.17%	22.53%
OPERATING INCOME/(LOSS)	2.77%	(0.84)%
OTHER REVENUE AND EXPENSES	(0.21)%	(0.48)%
NET INCOME/(LOSS) BEFORE INCOME TAXES	2.56%	(1.32)%
Income tax expense	0.00%	0.00%
NET INCOME/(LOSS)	2.56%	(1.32)%

Operating Revenues. Operating revenues increased by $86,026, or 3%, to $2,869,047 for the nine months ended September 30, 2007 from $2,783,021 for the nine months ended September 30, 2006. The main reason for the increase was due to general increase in the global economy.

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Cost of Sales. Cost of sale decrease by $255,293, or 12%, to $1,924,089 for nine months ended September 30, 2007 from $2,179,382 for the same period in 2006 primarily due to focus on high profit margin orders. In addition, Lucky Channel, our primary supplier, strengthen and minimized its manufacturing process in order to save costs and time. Such savings were passed onto us.

Gross Profit. Gross profit increased by $341,319, or 57%, to $944,958 for the nine month ended September 30, 2007 as compared to $603,639 for the nine month ended September 30, 2006. Our gross profit as a percentage of sales increased by 11% from 22% to 33% compared to the nine months ended September 30, 2006 and the nine months ended September 30, 2007. The increase in gross profit is the result of the increase sales of high profit margin orders and the decrease in cost of sales as discussed above.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by $238,665, or 38%, to $865,619 for the nine months ended September 30, 2007 from $626,954 in nine months ended September 30, 2006. The main reason for the increase was due in part to increase spending on shipping costs, marketing, rental of warehouse, professional fees in relationship to preparing this registration statement, and depreciation of a new printing press.

Interest Expense. Interest expense increased to $32,559 for the nine months ended September 30, 2007 compared to $18,668 in the nine months ended September 30, 2006. The interest expense increased as a result of purchase of a new printing press.

RESULTS OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2006 COMPARED TO THE YEAR ENDED DECEMBER 31, 2005

The following table presents our consolidated statements of loss, as a percentage of sales, for the periods indicated.

	December 31,
	2006	2005
OPERATING REVENUE	100.00%	100.00%
COST OF SALES	78.83%	70.71%
GROSS PROFIT	21.17%	29.29%
OPERATING EXPENSES
Selling, general and administrative expenses	22.28%	23.43%
Depreciation	2.15%	0.43%
Bad debts written off	0%	3.55%
TOTAL OPERATING EXPENSES	24.43%	27.41%
OPERATING INCOME/(LOSS)	(3.26)%	1.88%
OTHER REVENUE AND EXPENSES	(0.67)%	0.15%
NET INCOME/(LOSS) BEFORE INCOME TAXES	(3.93)%	2.03%
Income tax expense	0.07%	(0.56)%
NET INCOME/(LOSS)	(4.00)%	1.47%

Operating Revenues. Operating revenues increased by $400,429, or 12%, to $3,771,085 in 2006 from $3,370,656 in 2005. The increase was mainly due to aggressive approach in taking orders and also

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by way of reducing our profit margin which was reflected in the decrease in gross profits for the same period.

Cost of Sales. Cost of sales increased by $589,126, or 25%, to $2,972,652 in 2006 from $2,383,526 in 2005 as a result of increased sales as well as costs to increased material costs.

Gross Profit. Gross profit decreased by $188,697, or 19%, to $798,433 in 2006 from as compared to $987,130 in 2005. Our gross profit as a percentage of sales decreased by 7% from 29% to 22% compared to year ended December 31, 2005 and the year ended December 31, 2006. The decreased in gross profit is the result of the increase cost of sales as discussed above.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by $50,467, or 6%, to $840,062 in 2006 from $789,595 in 2005. The increase was due in part to hiring additional staff.

Provision for bad debts. Provision for bad debts was zero in 2006 compared to $119,644 in 2005. We did not have any provision for bad debts in 2006 due to a tight credit control on clients.

Depreciation. Depreciation increased by $66,657, or 462%, to $81,070 in 2006 from $14,413 in 2005. The increase was primarily due to purchase of a motor vehicle and a printing press.

Interest Expense. Interest expense increased to $32,356 in 2006 compared to $8,965 in 2005. The interest expense increased as a result of the purchase of a motor vehicle and a printing press.

Trends, Uncertainties or Other Material Impacts upon Revenue.

Known trends or uncertainties that have or are reasonably expected to have a material impact upon revenues include: (1) raw material costs; (2) exchange rate of Renminbi; and (3) avian flu.

WPPL has an operating history of 12 years. Other than the avian flu, we have not experienced any infrequent events, transactions or significant economic conditions that materially impact the amount of revenue.

Liquidity and Capital Resources

Nine Months Ended September 30, 2007

Net cash flow provided by operating activities was $112,883 for the nine months ended September 30, 2007 and 175,619 for the nine months ended September 30, 2006. The decrease was mainly due to decrease in accounts payable.

Net cash flow provided by (used in) investing activities was $68,788 and ($158,640) for the nine months ended September 30, 2007 and 2006 respectively. The increase was mainly attributable to decrease in due from related parties.

Net cash flow used in financing activities was $189,171 for the nine months ended September 30, 2007 compared with the net cash flow from financing activities of $11,150 for the nine months ended September 30, 2006. The increase of net cash flow used was mainly due to repayment of a bank loan and capitalized lease obligation.

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Twelve Months ended December 31, 2006

We have funded our liquidity and capital requirements in recent years through cash flow from operations, loans from Raymond Chiu, our controlling shareholder, and loans from Wing Hang Bank. Cash available as of December 31, 2006 was $15,025 compared to $10,293 as of December 31, 2005.

Net cash flow (used in) provided by operating activities was ($59,033) for the year ended December 31, 2006 and $10,264 for the year ended December 31, 2005. The decrease of net cash flow in 2006 was mainly due to operating loss during the year.

Net cash flow provided by (used in) investing activities was $147,159 and ($34,541) for the years ended December 31, 2006 and 2005, respectively. Uses of cash flow for investing activities relate to the capital expenditures for the acquisition of property, plant and equipment. The uses of cash flow were offset by the repayment of amounts due from related parties.

Net cash flow used in financing activities was $83,394 for the year ended December 31, 2006 and $90,891 for the year ended December 31, 2005. The decrease was mainly due to drawdown of new bank loan.

Future Needs

We believe that our anticipated cash flow from operations and possible loans from our controlling shareholder, Mr. Raymond Chiu, will be sufficient to satisfy our capital requirements for at least the next 12 months. Our future capital requirements and the adequacy of funds available will depend upon many factors, including cash flow generated from operations, customer retention, new product development, expanded marketing requirements, and future acquisitions. Changes in these factors, or other unexpected events may cause us to seek additional financing sooner than anticipated. Financing may not be available on acceptable terms, or at all, and our failure to raise capital could have a material adverse effect on our growth plans and our financial condition and results of operations.

Other Material Events

We are not aware of any current or anticipated material events that are reasonably likely to have a material impact on our future operations or liquidity. Other possible negative material events include downward pricing pressure, increase in cost of raw materials, a marked decline in our revenue growth rate, a loosening or rollback in the regulatory environment, unforeseen technologies which render our program less competitive and the inability to raise capital to adequately fund our growth strategy.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet items that could have a material current or future effect on the financial statements taken as a whole.

Material Commitments for Capital Expenditures

There presently exist no material commitments to outside vendors for capital expenditures.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lucky Channel

WPPL subcontract approximately 70% of its products from Lucky Channel. Mr. Raymond Chiu, a “control person” of Winraise within the meaning of the Rule 12b-2 under the Exchange Act of 1934, as amended (“Exchange Act”), owns 85% of the common shares of Lucky Channel and Wai Chuen Ying, our chief executive officer, director and beneficial owner of approximately 23% of our common stock, owns the other 15% of Lucky Channel. Sub-contracting charges totaled $1,100,706, $1,787,863 and $1,261,390 for the nine months ended September 30, 2007, for the years ended December 31, 2006 and 2005, respectively. The subcontracting charges paid to Lucky Channel were made according to the published prices and conditions offered by the major suppliers of the Company.

We provide Lucky Channel with limited back office support in which we charge a flat fee of $6,923 per year. These fees were established and agreed to by the related parties.

Lucky Channel acquired paper products from us totaling $67,066, $38,541 and $47,642 for the nine months ended September 30, 2007, years ended December 31, 2006 and 2005 respectively.

Accounts payable in the amount of $122,600, $157,990, and $146,966 as of September 30, 2007, December 2006 and 2005, respectively is payable to Lucky Channel, made in connection with sub-contracting services provided by Lucky Channel. The amount due is non-interest bearing, unsecured and due on demand.

Mr. Raymond Chiu and Other Related Parties

In connection with a $679,487 machine loan with Fubon Credit Bank, Mr. Raymond Chiu, our controlling shareholder and director of WPPL, personally guaranteed our performance under the line of credit. As of September 30, 2007, the balance on the line of credit is $430,941.

In connection with a $76,923 car loan with AIG Finance (Hong Kong ) Ltd., Mr. Raymond Chiu, our controlling shareholder and director of WPPL, personally guaranteed our performance under the line of credit. As of September 30, 2007, the balance on the line of credit is $60,256.

Bank loans amounting to $253,156, $267,540 and $287,694 as of September 30, 2007, December 31, 2006 and 2005, respectively were secured by property owned by a director’s wife and personally guaranteed by Mr. Raymond Chiu, our controlling shareholder and director of WPPL.

As of September 30, 2007, Mr. Raymond Chiu, our controlling shareholder and a director of WPPL, paid off the loan made to him pursuant to the loan agreement dated October 26, 2001 by the then shareholders of WPPL which authorized Mr. Chiu to borrow money from WPPL. The term of the loan was interest free and payable to WPPL on demand.

Slim Magic Company Limited, a company in with Raymond Chiu, our controlling shareholder and a director of WPPL, has a controlling interest acquired paper products from us totaling $804 and $1,449 for the years ended December 31, 2006 and 2005. No corresponding purchase for the nine months ended September 30, 2007.

Loan in the amount of $29,528 as of September 30, 2007 is payable to Raymond Chiu, our controlling shareholder and a director of WPPL, made in connection with the operation needs of the Winraise. The amount due is non-interest bearing, unsecured and due on demand.

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Loan receivable of $1,282 as of September 30, 2007, December 31, 2006 and 2005, respectively, is due from WinRaise Group (Hong Kong) Limited, a company in with Raymond Chiu, our controlling shareholder and a director of WPPL, has a controlling interest. The amount due is non-interest bearing, unsecured and due on demand.

The following is a schedule of net advances to (from) related parties:

Related Parties	September 30, 2007	December 31, 2006	December 31, 2005
Raymond Chiu(1)	$86,370	($169,457)	$30,156
Lucky Channel(2)	$35,390	($11,024)	($153,909)
Chiu Wai Sun, Sunny(3)	($14,875)	$1,282	$4,615

(1)	The advances were made by Mr. Raymond Chiu for the benefit of WPPL in connection with his marketing and travel expenses. The advances are non-interest bearing, unsecured and due on demand.

(2)	These advances (loans) reflect accounts payable and receivables.

(3)	The loan amount has been settled.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

There is currently no public market where our common is traded. We intend to cause the shares of our common stock to be traded on the OTC BB. However, no assurance can be given that the stock will become traded on the OTC BB.

Our common stock may be designated as “penny stock” and thus may be illiquid. The SEC has adopted rules (Rules 15g-2 through l5g-6 of the Exchange Act), which regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are any non-NASDAQ equity securities with a price of less than $5.00, subject to certain exceptions. The penny stock rules require a broker-dealer to deliver each month a standardized risk disclosure document to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, account statements showing the market value of each penny stock held in the customers account, and a special written determination that the penny stock is a suitable investment for the purchaser. A broker-dealer must receive the purchaser’s written agreement prior to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market. Since our common stock is subject to the penny stock rules, persons holding or receiving such shares may find it more difficult to sell their shares. The market liquidity for the shares could be severely and adversely affected by limiting the ability of broker-dealers to sell the shares and the ability of stockholders to sell their stock in any secondary market.

The trading volume in our common stock is expected to be extremely limited. The limited nature of the trading market can create the potential for significant changes in the trading price of the common stock as a result of relatively minor changes in the supply and demand for our common stock and without regard to our business activities.

The market price of our common stock may be subject to significant fluctuations in response to numerous factors, including: variations in our annual or quarterly financial results or those of our competitors; conditions in the economy in general; announcements of key developments by competitors; loss of key personnel; unfavorable publicity affecting our industry or us; adverse legal events affecting us; and sales of our common stock by existing stockholders.

34

We have approximately 980 record holders of our common stock. We believe that in addition to the record ownership there are a limited number of beneficial owners who hold their shares in street name or through other nominees.

Dividend Policy

We have paid no dividends on our Common Stock since our inception and may not do so in the future.

Securities Authorized for Issuance under Equity Compensation Plans

As of September 30, 2007, we had no equity compensation plans in place.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Annual Compensation

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the Named Executive Officers, as defined below, for the years ended December 31, 2006 and 2005. The named executive officers (the “Named Executive Officers”) are WinRaise Group, Inc.’s Chief Executive Officer, Chief Financial Officer, Executive Vice President of Sales & Marketing and Corporate Secretary. Compensation is shown in the following table:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award ($)	Option Award ($)	All other compensation ($)	Total ($)
Wai Chuen Ying, CEO and Director	2006 2005	$37,000(1) $37,000(1)	None None	None None	None None	None None	$37,000(1) $37,000(1)
Clive K. M. Wong (also known as Wong Ki Ming), COO	2006 2005	None None	None None	None None	None None	$15,355(2) $15,355(2)	$15,355(2) $15,355(2) $15,355(2)
Sunny W.S. Chiu (also known as Chiu Wai Sun), VP – Sales and Marketing and Director	2006 2005	$19,230(1) $19,230(1)	None None	None None	None None	None None	$19,230(1) $19,230(1)
Terry Y. L. Ng (also known as Ng Yiu Lam), Financial Controller	2006 2005	$31,000(1) $31,000(1)	None None	None None	None None	None None	$31,000(1) $31,000(1)
Lawrence Cheng, Secretary(3)	2006 2005	None None	None None	None None	None None	None None	None None
Raymond W.S. Chiu (also known as Chiu Wai Shing), Control Person and director of WPPL	2006 2005	$51,664(1) $51,664(1)	None None	None None	None None	None None	$51,664(1) $51,664(1)

(1)	Paid by WPPL as an employee of WPPL.

35

(2)

Salary paid by Mr. Raymond W.S. Chiu, a controlling shareholder of the Company. Salary will be paid by WPPL commencing from the Securities and Exchange Commission’s declaration of effectiveness of our registration statement on Form SB-2, of which this prospectus is a part.

(3)	Mr. Lawrence Cheng is servicing as the corporate secretary in connection with his employment with Pansy Leung, Tang & Chua Solicitors, legal counsel for WPPL.

Compensation of Directors

For the period from inception to December 31, 2006 and for the nine months ended September 30, 2007, the Company did not compensate our directors for their services.

Employment Contracts, Termination of Employment, and Change-in-control Arrangements

None.

Option/SAR Grants In Last Fiscal Year

We have not granted any stock options or stock appreciation rights during fiscal year ended December 31, 2006.

Stock Option Plans

Currently, we do not have any stock option plans in place for officers, key employees or non-employee directors.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Values

No options are outstanding and no options were exercised during the fiscal year ended December 31, 2006.

Long-Term Incentive Plans-Awards in Last Fiscal Year

We do not currently have any long-term incentive plans.

Compensation of Directors

Directors are not compensated or reimbursed for attending our Board of Directors meetings.

Employment Agreements

We do not currently have any employment agreements with our executive officers.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

LEGAL MATTERS

The validity of the shares of Common Stock offered by the Selling Stockholders will be passed on by the law firm of Bullivant Houser Bailey PC, Sacramento, California.

36

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2006 and 2005 have been included in this Prospectus in reliance on the report of Mazars CPA Limited, certified public accountants, given on its authority as an expert in accounting and auditing.

REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent for our Common Stock is Securities Transfer Corp., 2591 Dallas Parkway, Suite 102, Frisco, TX 75034. Their telephone number is 469-633-0101.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

37

WINRAISE GROUP, INC.

FINANCIAL STATEMENTS AND REPORTS OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AND FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	2

Consolidated Statements of Operations	3

Consolidated Balance Sheets	4

Consolidated Statements of Stockholders’ Equity	5

Consolidated Statements of Cash Flows	6 – 7

Notes to the Consolidated Financial Statements	8 – 19

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

WinRaise Group, Inc.

(incorporated in Delaware with limited liability)

We have audited the accompanying consolidated balance sheets of WinRaise Group, Inc. and subsidiary (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the two years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Mazars

Certified Public Accountants

Hong Kong, November 30, 2007

WinRaise Group, Inc.

Consolidated Statements of Operations

		(Unaudited) Nine months ended September 30,		Year ended December 31,
		2007	2006	2006	2005
	Note	US$	US$	US$	US$

OPERATING REVENUE		2,869,047	2,783,021	3,771,085	3,370,656
COST OF SALES		(1,924,089)	(2,179,382)	(2,972,652)	(2,383,526)

GROSS PROFIT		944,958	603,639	798,433	987,130

OPERATING EXPENSES
Selling, general and administrative expenses		(739,602)	(588,141)	(840,062)	(789,595)
Depreciation		(125,915)	(38,813)	(81,070)	(14,413)
Provision for bad debts		(102)	-	-	(119,644)

Operating income/(loss)		79,339	(23,315)	(122,699)	63,478

OTHER REVENUES AND EXPENSES
Other income		21,336	-	-	6,920
Other revenue		5,192	5,196	6,927	7,140
Interest income		6	-	-	-
Interest expense		(32,559)	(18,668)	(32,356)	(8,965)

Net income/(loss) before income taxes		73,314	(36,787)	(148,128)	68,573

Income tax expense	11	-	-	(2,676)	(18,749)

Net income/(loss)		73,314	(36,787)	(150,804)	49,824

Earnings per share:
Basic net income/(loss) per common stock		0.01	(0.01)	(0.03)	0.01

Weighted average number of common stocks outstanding		4,900,808	4,900,808	4,900,808	4,900,808

The accompanying notes are an integral part of these consolidated financial statements.

F-3

WinRaise Group, Inc.

Consolidated Balance Sheets

		(Unaudited) As of September 30,	As of December31,
		2007	2006	2005
ASSETS	Note	US$	US$	US$

Current assets
Cash and cash equivalents	13	7,525	15,025	10,293
Accounts receivable, net	7	1,010,305	942,440	947,869
Deposits, prepaid expenses and other receivables		18,816	19,605	12,654
Taxes prepaid		21,604	21,604	37,002
Due from a director	12	-	14,875	13,593
Due from related parties	12	1,282	60,180	227,581

Total current assets		1,059,532	1,073,729	1,248,992

Property, plant and equipment, net	6	679,676	800,606	127,208

Total assets		1,739,208	1,874,335	1,376,200

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current portion of capitalized lease obligation	8	248,528	237,749	4,476
Current portion of bank loans	9	34,234	51,460	29,272
Accounts payable		436,462	454,973	481,136
Accrued expenses		154,045	154,804	131,816
Due to a related party	12	29,528	-	-

Total current liabilities		902,797	898,986	646,700

Capitalized lease obligation – non-current portion	8	257,218	445,021	17,906
Bank loans – non-current portion	9	269,587	294,036	324,498

Total liabilities		1,429,602	1,638,043	989,104

Commitments and contingencies	14

Stockholders’ equity:
Preferred stock - $0.001 par value:
10,000,000 shares authorized; none issued and outstanding		-	-	-
Common stock - $0.001 par value:
40,000,000 shares authorized; 4,900,808 issued and outstanding		4,901	4,901	4,901
Reserved and to be issued (99,192 shares of $0.001 per value)		99	99	99
Retained earnings		304,606	231,292	382,096

Total stockholders’ equity		309,606	236,292	387,096

Total liabilities and stockholders’ equity		1,739,208	1,874,335	1,376,200

The accompanying notes are an integral part of these consolidated financial statements.

F-4

WinRaise Group, Inc.

Consolidated Statements of Stockholders’ Equity

	Common stock
	No. of shares	Amount	Reserved and to be issued	Retained earnings	Total
		US$	US$	US$	US$

Balance as of January 1, 2005	4,900,808	4,901	99	332,272	337,272
Net income	-	-	-	49,824	49,824

Balance as of December 31, 2005	4,900,808	4,901	99	382,096	387,096
Net loss	-	-	-	(150,804)	(150,804)

Balance as of December 31, 2006	4,900,808	4,901	99	231,292	236,292
Net profit	-	-	-	73,314	73,314

Balance as of September 30, 2007 (Unaudited)	4,900,808	4,901	99	304,606	309,606

The accompanying notes are an integral part of these consolidated financial statements.

F-5

WinRaise Group, Inc.

Consolidated Statements of Cash Flows

		(Unaudited) Nine months ended September 30,		Year ended December 31,
		2007	2006	2006	2005
	Note	US$	US$	US$	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)		73,314	(36,787)	(150,804)	49,824
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for bad debts		102	-	-	119,644
Depreciation		125,915	38,813	81,070	14,413
Loss on disposal of financial assets		-	-	-	103
Gain on disposal of property, plant and equipment		-	-	-	(2,949)
Changes in operating assets and liabilities:
Accounts receivable		(67,967)	(82,096)	5,429	(121,298)
Deposits, prepaid expenses and other receivables		789	(2,101)	(6,951)	2,969
Taxes prepaid		-	-	15,398	(40,314)
Accounts payables		(18,511)	252,165	(26,163)	(45,661)
Accrued expenses		(759)	5,625	22,988	33,533

Net cash provided by (used in) operating activities		112,883	175,619	(59,033)	10,264

CASH FLOWS FROM INVESTING ACTIVITIES
Change in amount due from a director		14,875	-	(1,282)	(4,616)
Change in amount due from related parties		58,898	(139,680)	167,401	(30,156)
Proceeds on disposal of trading securities		-	-	-	872
Purchase of property, plant and equipment		(4,985)	(18,960)	(18,960)	(3,589)
Proceed from sale of property, plant and equipment		-	-	-	2,948

Net cash provided by (used in) investing activities		68,788	(158,640)	147,159	(34,541)

CASH FLOWS FROM FINANCING ACTIVITIES
Advance from a related party		29,528	-	-	-
New bank loans		-	118,124	118,124	-
Repayment of bank loans		(41,675)	(88,928)	(126,398)	(90,891)
Repayment of capitalized lease obligation		(177,024)	(18,046)	(75,120)	-

Net cash (used in) from financing		(189,171)	11,150	(83,394)	(90,891)

Net (decrease) increase in cash and cash equivalents		(7,500)	28,129	4,732	(115,168)
Cash and cash equivalents, beginning of fiscal year		15,025	10,293	10,293	125,461

Cash and cash equivalents, end of fiscal year	13	7,525	38,422	15,025	10,293

The accompanying notes are an integral part of these consolidated financial statements.

F-6

WinRaise Group, Inc.

Consolidated Statements of Cash Flows

	(Unaudited) Nine months ended September 30,		Year ended December 31,
	2007	2006	2006	2005
	US$	US$	US$	US$

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid (refunded) during the fiscal year/period for:
Income taxes	-	-	(12,722)	59,062
Interest expense	32,559	18,667	32,356	8,965

Major non-cash transaction:
Capitalized lease arrangements in respect of assets with a total capital value at the inception of the lease	-	735,508	735,508	22,382

The accompanying notes are an integral part of these consolidated financial statements.

F-7

WinRaise Group, Inc.

Notes to Consolidated Financial Statements

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

WinRaise Group, Inc. (Winraise), formerly TXA Acquisition Corp. (TXA) was initially incorporated as Super Shops, Inc. (SSI) under the laws of the State of Texas.

In October 2000, SSI changed its state of incorporation from Texas to Delaware by means of a merger with and into a Delaware corporation formed on October 13, 2000 solely for the purpose of effecting the reincorporation. The Certificate of Incorporation and Bylaws of the Delaware Corporation are the Certificate of Incorporation and Bylaws of the surviving corporation. Such Certificate of Incorporation changed SSI’s name to TXA Acquisition Corp. and modified its capital structure to allow for the issuance of 50,000,000 total equity shares consisting of 10,000,000 shares of preferred stock and 40,000,000 shares of common stock. Both classes of stock have a par value of $0.001 per share.

SSI’s emergence from Chapter 11 of Title 11 of the United States Code on July 31, 2000 created the combination of a change in majority ownership and voting control – that is, loss of control by the then-existing stockholders, a court-approved reorganization, and a reliable measure of the entity’s fair value – resulting in a fresh start, creating, in substance, a new reporting entity. Accordingly, SSI, post bankruptcy, had no significant assets, liabilities nor operating activities. Therefore, SSI, as a new reporting entity, qualified as a “development stage enterprise” at that time as defined in Statement of Financial Accounting Standard No. 7, as amended. As approved in the plan of reorganization, SSI’s principal business activity was to seek a suitable reverse acquisition candidate through acquisition, merger or other suitable business combination method.

Upon the completion of the reorganization in January 2003 (note 2), TXA changed its name to Winraise and the principal business activities of Winraise are, through its subsidiary, sales of multi-colour packaging products, carton boxes, brochures and other paper products.

Details of the subsidiary and its principal activities are as follows:

Name of company	Date of incorporation	Place of incorporation	Percentage of share held by the Company directly	Principal activities

Winraise Printing and Printing Paper Company Limited (WPPL)	May 27, 1977	Hong Kong	100%	Sales of paper products

In these consolidated financial statements, Winraise and WPPL are collectively referred to as “the Company”.

WinRaise Group, Inc.

Notes to Consolidated Financial Statements

2.	BASIS OF PRESENTATION AND REORGANIZATION

In December 2002, the Board of directors of Winraise and WPPL decided that Winraise would acquire WPPL through a plan of exchange under the laws of Delaware (Share Exchange Agreement). Pursuant to the Share Exchange Agreement, Winraise would acquire 100% of the issued and outstanding shares of WPPL, in exchange for 4,500,000 new shares of common stock, par value $0.001 per share, of Winraise. The closing of the Share Exchange Agreement took place on December 22, 2002. The shares were issued on January 3, 2003.

For accounting purpose, the transaction has been treated as a recapitalization of WPPL with Winraise being the legal survivor and WPPL being the accounting survivor and the operating entity. These transactions are considered as capital transactions in substance rather than business combinations. That is, the historical financial statements prior to January 3, 2003 are those of WPPL, even though they were labeled as those of Winraise. Accumulated profits of the accounting survivor, WPPL, is carried forward after the recapitalization. Operations prior to the recapitalization are those of the accounting survivor, WPPL. Earnings per share for periods prior to the recapitalization are restated to reflect the equivalent number of shares. Upon completion of the transaction, the financial statements become those of the operating company, with adjustments to reflect the changes in equity structure of the legal survivor, Winraise. Accordingly, the Company’s stockholders’ equity as at January 1, 2003 has been recapitalized and restated to properly disclose its issuance of 4,500,000 shares for the share exchange.

Following the recapitalization, Winraise held 100% of the issued and outstanding shares of WPPL, and WPPL became a wholly-owner subsidiary of Winraise.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting principles

The consolidated financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in United States of America. The measurement basis used in the preparation of the consolidated financial statements is historical cost.

Basis of consolidation

The consolidated financial statements include the accounts of Winraise and WPPL. See “Basis of presentation and Reorganization” as set out in note 2 above for more information on the basis of presentation of the consolidated financial statements. All material intercompany balances and transactions have been eliminated upon consolidation.

Cash and cash equivalents

Cash and cash equivalents are defined as cash on hand, deposits with banks and all highly liquid debt instruments with original maturities of three months or less.

Accounts receivable

Accounts receivable are stated at the amount billed to customers.  The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance.

WinRaise Group, Inc.

Notes to Consolidated Financial Statements

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, plant and equipment and depreciation

Property, plant and equipment are stated at cost, less accumulated depreciation and include expenditures that substantially increase the useful lives of existing assets. Maintenance and repairs are charged to current operations as incurred. Upon sale, retirement, or other disposition of these assets, the cost and related accumulated depreciation are removed from the respective accounts, and any gain or loss is included in the statement of operations.

Depreciation is provided by using the straight-line method over the estimated useful lives of the related assets as follow:

Leasehold land	50 years
Buildings	25 years
Leasehold improvement	5 years
Plant and machinery	5 years
Furniture, fixtures and office equipment	5 years
Motor vehicles	5 years

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, impairment is measured at the difference between the carrying amount and fair value of the asset. Goodwill will not be allocated to long-lived assets, when tested for impairment.

Income taxes

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance when, in the opinion of management, it is more likely than not that some provision or all of the deferred tax assets will not be realised, to reduce deferred tax assets to their estimated realizable value. Current income taxes are provided for in accordance with the laws of relevant taxing authorities.

Revenue recognition

Revenue is recognized when it is probable that the economic benefits will flow to the Company and when the revenue and cost, if applicable, can be measured reliably.

Operating revenue represents sale of goods to customers, net of returns and discounts, and are recognized when goods are delivered and title has passed to customers.

WinRaise Group, Inc.

Notes to Consolidated Financial Statements

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign currency translation

Winraise maintains its books and records in United States dollars. The books and records of WPPL are maintained in Hong Kong dollars. The financial statements of WPPL denominated in Hong Kong dollars have been translated into United States dollars. Foreign currency transactions during the year are translated, at consolidation level, into United States dollars at the market exchange rates existing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at the market exchange rates ruling at the balance sheet date. The translation adjustments resulting from this process is insignificant for all periods presented.

Use of estimates

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Fair value of financial instruments

The estimated fair values for financial instruments under SFAS No.107, “Disclosures about Fair Value of Financial Instruments”, are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company’s financial instruments, which include cash, accounts receivable, accounts payable and bill payable, approximate their carrying value in the financial statements because of the short term maturity of those instruments.

Comprehensive income

SFAS No. 130, "Reporting Comprehensive Income", requires the presentation of comprehensive income, in addition to the existing statements of operations. Comprehensive income is defined as the change in equity during a period from transactions and other events, excluding the changes resulting from investments by owners and distributions to owners.

Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rentals payable under operating leases are charged to the consolidated statement of operations on a straight-line basis over the lease term.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party, or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

Net income (loss) per common stock

Basic net income (loss) per common stock is computed by dividing net income (loss) attributable to holders of common stocks by the weighted average number of common stocks outstanding during the year/period. No diluted information is presented as the Company does not have securities or other contracts that have potential dilution effects.

WinRaise Group, Inc.

Notes to Consolidated Financial Statements

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently issued accounting pronouncements

There are no new accounting pronouncements for which adoption is expected to have a material effect on the Company’s financial statements.

Unaudited interim financial information

The interim financial information as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 are unaudited and have been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

4.	OPERATING RISKS

Concentration risk

Details of those risks on major customers, suppliers and sub-contractors of the Company derived from operating activities are shown in note 5 below.

Credit risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off the balance sheet) that arise from financial instruments exist for groups of customers or counterparties when there are similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The major concentration of credit risk arises from the Company’s receivables. Even though the Company does have major customers, it does not consider itself be exposed to significant credit risk with regards to collection of the related receivables. As of September 30, 2007, December 31, 2006 and 2005, accounts receivable totalled US$1,010,305 (unaudited), US$942,440 and US$947,869 respectively and the Company has provided an allowance of US$198,169 (unaudited), US$198,067 and US$198,067 for doubtful accounts. The management of the Company performs periodic credit evaluations on its customers’ financial condition and believes that the allowance for doubtful accounts is adequate.

Cash and time deposits

The Company maintains its cash balances and investments in time deposits with various banks and financial institutions. In common with local practice, such amounts are not insured or otherwise protected should the financial institutions be unable to meet their liabilities. There has been no history of credit losses.

WinRaise Group, Inc.

Notes to Consolidated Financial Statements

5.	CONCENTRATION OF MAJOR CUSTOMERS, SUPPLIERS AND SUB-CONTRACTORS

	(Unaudited) Nine months ended September 30,		Year ended December 31,
	2007	2006	2006	2005
	US$	US$	US$	US$
Major customers with revenues of more than 10% of the Company’s sales:
Sales to major customers	939,817	789,983	1,414,684	445,446
Percentage of sales	33%	29%	37%	13%
Number of major customers	2	1	2	1

Major suppliers with purchase of more than 10% of the Company’s purchases:
Purchases from major suppliers	323,937	337,792	410,283	511,754
Percentage of purchases	52%	49%	45%	56%
Number of major suppliers	2	2	2	2

Major sub-contractors of more than 10% of the Company’s sub-contracting charges:
Sub-contracting charges to major sub-contractors	1,100,706	1,250,889	1,787,863	1,261,390
Percentage of sub-contracting charges	89%	85%	86%	83%
Number of major sub-contractors	1	1	1	1

6.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	(Unaudited) As of September 30,	As of December 31,
	2007	2006	2005
	US$	US$	US$

Leasehold land and buildings	139,434	139,434	139,434
Leasehold improvement	35,953	35,953	35,953
Plant and machinery	666,486	662,525	3,943
Furniture, fixture and office equipment	70,301	69,277	66,793
Motor vehicles	241,793	241,793	148,392

	1,153,967	1,148,982	394,515

Less: Accumulated depreciation	(474,291)	(348,376)	(267,307)

	679,676	800,606	127,208

WinRaise Group, Inc.

Notes to Consolidated Financial Statements

6.	PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

The Company pledged its leasehold land and buildings with net book values of US$82,288 (unaudited), US$86,275 and US$91,591 as of September 30, 2007, December 31, 2006 and 2005 respectively as collateral for general banking facilities granted to the Company. In addition, the net book values of the Company’s property, plant and equipment include amounts of US$592,988 (unaudited), US$709,586 and US$25,331 as of September 30, 2007, December 31, 2006 and 2005 respectively in respect of assets held under capitalized leases.

7.	ACCOUNTS RECEIVABLE
	(Unaudited) As of September 30,	As of December 31,
	2007	2006	2005
	US$	US$	US$
Accounts receivables from:
- third parties	1,208,474	1,140,507	1,145,936
Allowance for doubtful accounts	(198,169)	(198,067)	(198,067)

	1,010,305	942,440	947,869

8.	CAPITALIZED LEASE OBLIGATION
	(Unaudited) As of September 30,	As of December 31,
	2007	2006	2005
	US$	US$	US$

Within one year	248,528	237,749	4,476
Over one year but not exceeding two years	222,135	252,275	4,476
Over two year but not exceeding three years	19,861	162,628	4,476
Over three year but not exceeding four years	15,222	19,861	4,476
Over four year but not exceeding five years	-	10,257	4,478

	505,746	682,770	22,382

WinRaise Group, Inc.

Notes to Consolidated Financial Statements

9.	BANKING FACILITIES AND BANK LOANS

	(Unaudited) As of September 30,	As of December 31,
	2007	2006	2005
	US$	US$	US$
Bank loans:
Current portion	34,234	51,460	29,272
Non-current portion	269,587	294,036	324,498

	303,821	345,496	353,770

The Company’s banking facilities are collaterized by leasehold land and buildings (note 6) and the personal guarantee of a key management as well as a property owned by the key management’s wife.

Interest rates and maturities of the bank loans were as follows:

	(Unaudited) As of September 30,	As of December 31,
	2007	2006	2005
	US$	US$	US$

Outstanding loan amounts	303,821	345,946	353,770

Interest rate	6.5% - 9.25% per annum	6.5% - 9.25% per annum	6% - 6.75% per annum

Maturities	2007-2016	2007-2016	2012-2016

10.	EMPLOYEE RETIREMENT BENEFIT PLANS

Following the introduction of the Mandatory Provident Fund (“MPF”) legislation in Hong Kong, the Company has participated in the defined contribution mandatory provident fund since December 1, 2000. Both the Company and its employees in Hong Kong make monthly contributions to the fund at 5% of the employees’ earnings as defined under MPF legislation. The contribution of the Company and the employees are subject to a cap of US$128 per month and thereafter contributions are voluntary. When employees leave the MPF scheme prior to vesting fully in voluntary contributions, the contributions payable by the Company are reduced by the amount of forfeited contributions.

The pension expenses charged to the statement of operations amounted to US$9,362 (unaudited), US$10,016 (unaudited), US$13,739 and US$11,582 for the Nine months ended September 30, 2007 and 2006 and years ended December 31, 2006 and 2005 respectively.

WinRaise Group, Inc.

Notes to Consolidated Financial Statements

11.	INCOME TAXES

The Company is subject to income taxes on income arising in or derived from the tax jurisdiction in which it domiciles and operates. Income tax expenses are comprised of the following:

	(Unaudited) Nine months ended September 30,		Year ended December 31,
	2007	2006	2006	2005
	US$	US$	US$	US$

Hong Kong, current taxes	-	-	2,676	18,749

Reconciliation of the income tax expense in Hong Kong at applicable tax rate of 17.5% (2006: 17.5% and 2005: 17.5%) is as follows:

	(Unaudited) Nine months ended September 30,		Year ended December 31,
	2007	2006	2006	2005
	US$	US$	US$	US$

Net income (loss) before income taxes	73,314	(36,787)	(148,128)	68,573

Income tax at applicable tax rate	12,829	(6,437)	(25,922)	12,001
Unrecognized tax losses	-	40,840	53,064	-
Non-deductible expenses	6,076	(8,349)	8,720	13,798
Tax exempt revenue	(1)	(1)	(1)	(577)
Unrecognized temporary difference	(8,387)	(26,053)	(35,861)	(3,618)
Utilization of previously unrecognized tax losses	(10,517)	-	-	-
Under provision (Over) in prior year	-	-	2,676	(2,855)

Income tax expenses	-	-	2,676	18,749

Management has concluded that it is more likely than not that the Company will not have sufficient taxable income to allow for the utilization of certain of the deductible amounts generating the deferred tax assets; therefore, a full valuation allowance has been established to reduce the net deferred tax assets to zero at September 30, 2007 (unaudited), December 31, 2006 and 2005.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) during the nine months ended September 30, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Pursuant to FIN 48, the Company will recognize the benefit from a tax position only if it is more likely than not that the position would be sustained upon audit based solely on the technical merits of the tax position. The adoption of FIN 48 did not have a material impact on the Company’s financial position or results of operations.

WinRaise Group, Inc.

Notes to Consolidated Financial Statements

12.	RELATED PARTY TRANSACTIONS

(a)	Names and relationship of related parties:

Existing relationship with the Company
Chiu Wai Shing	A key management of Winraise
A & A Printing Machinery Limited (“A&A”)	Chiu Wai Shing has equity interest
Lucky Channel Industrial Limited (“Lucky Channel”)	Chiu Wai Shing has equity interest
Chiu Wai Sun, Sunny	A director of Winraise
Winraise Group (Hong Kong) Limited (“Winraise Group HK”)	Chiu Wai Shing has equity interest
Slim Magic Company Limited (“Slim Magic”)	Chiu Wai Shing has equity interest

(b)	Summary of balances with related parties:

	(Unaudited) As of September 30,	As of December 31,
	2007	2006	2005
	US$	US$	US$
Due from a director:
Chiu Wai Sun, Sunny (i)	-	14,875	13,593

Due from related parties:
Winraise Group HK	1,282	1,282	1,282
Slim Magic	-	2,056	-
Chiu Wai Shing	-	56,842	226,299

(i)	1,282	60,180	227,581

Accounts payables to a related party:
Lucky Channel	122,600	157,990	146,966

Due to a related party
Chiu Wai Shing (ii)	29,528	-	-

WinRaise Group, Inc.

Notes to Consolidated Financial Statements

12.	RELATED PARTY TRANSACTIONS (CONTINUED)

(c)	Summary of related party transactions:

	(Unaudited) Nine months ended September 30,		Year ended December 31,
	2007	2006	2006	2005
	US$	US$	US$	US$

Sub-contracting charges paid to - Lucky Channel (iii)	1,100,706	1,250,889	1,787,863	1,261,390

Accounting fee income received from
- Lucky Channel	5,192	5,192	6,923	6,923

Paper product sales income received from - Lucky Channel	67,066	56,920	38,541	47,642
- Slim Magic	64	804	804	1,449

Net advance (from) to:
- Chiu Wai Shing	86,370	32,912	(169,457)	30,156
- Lucky Channel	35,390	-	(11,024)	(153,909)
- Chiu Wai Sun, Sunny	(14,875)	13,593	1,282	4,615

(i)	The amounts due from related parties and director were not collateralized and do not bear interest. There were no fixed repayment term nor any allowance for non-repayment of the amounts due.

(ii)	The amount due to a related party was not collateralized and do not bear interest and there was no fixed repayment term.

(iii)	The sub-contracting charges paid to Lucky Channel were made according to the published prices and conditions offered by the major suppliers of the Company.

In addition to the above related party transactions, bank loans amounting to US$253,156 (unaudited), US$267,540 and US$287,694 as of September 30, 2007, December 31, 2006 and 2005 respectively were collateralized by property owned by a key management’s wife and a personal guarantee given by the key management. Capitalized lease obligation amounting to US$491,197 (unaudited) and US$664,864 as of September 30, 2007 and December 31, 2006 respectively were also guaranteed by the key management.

WinRaise Group, Inc.

Notes to Consolidated Financial Statements

13.	CASH AND CASH EQUIVALENT
	(Unaudited) As of September 30,		As of December 31,
	2007	2006	2006	2005
	US$	US$	US$	US$

Bank balances and cash	7,525	38,422	15,025	10,293

14.	COMMITMENTS AND CONTINGENCIES

The Company leased certain premises under various operating leases. Rental expenses under these leases total approximately US$16,101 (unaudited), US$5,336 (unaudited), US$10,115 and US$9,007 for the nine months ended September 30, 2007 and 2006 and year ended December 31, 2006 and 2005 respectively. Future minimum rental payments under non-cancelable operating leases are approximately as follows:

	(Unaudited) As of September 30,	As of December 31,
	2007	2006	2005
	US$	US$	US$

Operating leases:
2006	-	-	2,872
2007	6,538	26,154	-
2008	3,077	3,077	-

	9,615	29,231	2,872

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our company is a Delaware corporation. Our certificate of incorporation provides that we will indemnify and hold harmless our officers, directors and others serving our corporation in various capacities to the fullest extent permitted by the Delaware General Corporation Law (“DCL”). Section 145 of the DCL provides that a Delaware corporation has the power to indemnify officers and directors in specified circumstances.

Under Section 145 of the DCL, a corporation may indemnify its directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, referred to as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of conduct is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of that action, and Section 145 requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Section 145 of the DCL further provides that to the extent that a director or officer has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter within that action, suit or proceeding, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection with that defense. Our certificate of incorporation provides that the indemnification rights described above shall be contract rights and shall include the right to be paid expenses incurred in defending any proceeding in advance of its final disposition subject to any undertakings required under the DCL. Section 145 requires an undertaking to repay any amount advanced if the director or officer receiving that amount is ultimately determined not to be entitled to indemnification.

Indemnification provided for by Section 145 of the DCL and our certificate of incorporation is not to be deemed exclusive of any other rights to which the indemnified party may be entitled. Both Section 145 and our certificate of incorporation permit us to maintain insurance on behalf of a director, officer or others against any liability asserted against that person and incurred by that person, whether or not we would have the power to indemnify that person against those liabilities under Section 145. Anyone claiming rights to indemnification under our certificate of incorporation may bring suit if that indemnification is not paid within thirty days.

Although we intend to explore the availability of Directors’ and Officers’ Liability Insurance, it may determine that the cost of obtaining such coverage is prohibitive, and accordingly may elect not to do so for the foreseeable future.

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OTHER EXPENSES AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the Selling Stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$ 19.65
Printing and engraving expenses	$ 2,000*
Accounting fees and expenses	$ 10,000*
Legal fees and expenses	$ 25,000*
Transfer agent and registrar fees	$ 5,000*
Miscellaneous	$ 2,000*

Total	$44,019.65*

* Estimate

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have not sold or issued any securities.

EXHIBITS

Exhibit No.	Description
3.1	Certificate of Incorporation, dated October 13, 2000
3.2	Certificate of Amendment
3.3	Bylaws
4.2	Specimen of Stock Certificate
5.1	Opinion by Bullivant Houser Bailey PC*
10.1	Stock Exchange Agreement by and among Winraise Printing & Paper Co., Ltd. and TXA Acquisition Corp., dated December 22, 2002*
10.2	Amendment No. 1 To the Stock Exchange Agreement by and among Winraise Printing & Paper Co., Ltd. and TXA Acquisition Corp., dated December 22, 2002*
10.3	Agreement with by and among Winraise Printing & Paper Co., Ltd. and Lucky Channel Industrial Ltd., dated December 20, 2004
21.1	List of Subsidiaries
23.1	Consent of Mazars CPA Limited, Certified Public Accountants
23.2	Consent of Bullivant Houser Bailey PC (contained in Exhibit 5.1)*
*	To be filed by amendment.

UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)                   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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(i)          To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)        For purposes of determining any liability under the Securities Act of 1933, the information omitted form the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)        For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form or prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the Hong Kong, China S.A.R. on January 30, 2008.

Dated: January 30, 2008	/s/ Wai Chuen Ying
Wai Chuen Ying Chief Executive Officer (Principal Executive Officer)
Dated: January 30, 2008	/s/ Terry Y. L. Ng
Terry Y. L. Ng Financial Controller (Principal Accounting Officer)

POWER OF ATTORNEY

Known All Persons By These Present, that each person whose signature appears below appoints Wai Chuen Ying and Clive K.M. Wong as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, to sign any amendment (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he may do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: January 30, 2008	/s/ Wai Chuen Ying
Wai Chuen Ying,
Chief Executive Officer and Director

Dated: January 30, 2008	/s/ Clive K.M. Wong
Clive K.M. Wong,
Chief Operating Officer and Director

Dated: January 30, 2008	/s/ Sunny W.S. Chiu
Sunny W.S. Chiu,
Vice President – Sales and Marketing and Director

Dated: January 30, 2008	/s/ Terry W.L. Ng
Terry Y.L. Ng, Financial Controller

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